LEASE

THIS LEASE AGREEMENT, made on this 18th day of March, 2021, by and between **SHADY GROVE DEVELOPMENT PARK IX L.L.L.P.**, a Maryland limited liability limited partnership (hereinafter referred to as "*Landlord*"), and **20/20 GENESYSTEMS, INC.**, a Delaware corporation, qualified to transact business and in good standing under the laws of the State of Maryland (hereinafter referred to as "*Tenant*").

WITNESSETH:

1. DEMISED PREMISES; TERM OF LEASE; RENTAL; SECURITY DEPOSIT; HOLDOVER; ADDITIONAL RENT; LATE CHARGE.

(A) DEMISED PREMISES. Landlord, for and in consideration of the rents, agreements and covenants herein agreed to be paid, observed and performed by Tenant, has let and demised, and by these presents does lease unto Tenant, and Tenant does hereby take and rent from Landlord, that certain portion of commercial office and laboratory space located on the second (2nd) floor of the building known as **Building #9** (the "Building") at **Shady Grove Development Park** (the "*Center*"), and situated on that certain parcel of land known as "Parcel 10" in the subdivision known as "SHADY GROVE DEVELOPMENT PARK" as per plat thereof recorded at Libor 6908 at folio 725 among the Land Records of Montgomery County, Maryland (the "*Land*"), said demised premises being known and described as **15800-15810 Gaither Drive, Suites 225 and 223, Gaithersburg, Maryland 20877** (hereinafter referred to as the "*Demised Premises*" or the "*Premises*"). For purposes of this Lease, the rentable square footage area of the Demised Premises shall be deemed to be **5,511 square feet**, all as more particularly shown and outlined on the drawing of said Demised Premises attached hereto as **Exhibit "A"** and made a part hereof. Landlord shall have no right to remeasure the Premises during the initial Term of this Lease.

(B) TERM OF LEASE. The Term of this Lease shall commence on the date (herein referred to as the "*Commencement Date*") that Landlord tenders to Tenant possession of the Demised Premises with Landlord's Work Substantially Complete, or such earlier date when Landlord's Work could have been Substantially Complete absent Tenant Delays (as those phrases are subsequently defined in **Exhibit "C"**). The Term of the Lease shall be **eighty-eight (88) months** (the "*Term*") and shall expire without notice of any kind at 11:59 p.m. on the last day of the **eighty-eighth (88th) full calendar month immediately following the Commencement Date** (the "*Expiration Date*"). Tenant agrees to execute and return to Landlord within ten (10) days of receipt a statement as furnished by Landlord acknowledging Tenant's acceptance of Landlord's delivery of possession of the Demised Premises and setting forth the actual Commencement Date, the Expiration Date, the date upon which the Tenant's obligation to pay Rent and other charges payable under the Lease shall begin, and any changes in the rental from the schedule set forth in Section 1(C) below. Said statement shall be similar to the form attached hereto as **Exhibit "D"** and shall be made a part of the Lease. The initial term of this Lease is herein referred to as the "*Term*" or "*Initial Term*." The term "*Lease Year*" shall mean each period of twelve (12) full consecutive months during the Term hereof or any renewal term commencing on the Commencement Date, except that the eighth (8th) Lease Year shall be a

partial Lease Year comprised of four (4) consecutive full calendar months.

(C) RENTAL.

(1) Beginning on the Commencement Date and continuing during the Term of this Lease, except as otherwise set forth in the Lease, Tenant agrees to pay to Landlord as basic annual rental for the Demised Premises, the amount specified for that Lease Year in the following table, such amount (the "*Basic Annual Rental*") to be due and payable in equal monthly installments (the "*Basic Monthly Rental*") during such Lease Year in advance and without deduction, set off, or demand, except as otherwise provided herein, on the first (1st) day of each calendar month in such Lease Year, namely:

Lease Year	Basic Monthly Rental	Basic Annual Rental
Lease Year 1, Months 1 – 4 *	$14,315.00* (see * below)	$171,780.00* (see * below)
Lease Year 1, Months 5 – 12 **	$14,315.00** (see ** below)	$171,780.00** (see ** below)
Lease Year 2	$14,708.00	$176,496.00
Lease Year 3	$15,113.00	$181,356.00
Lease Year 4	$15,529.00	$186,348.00
Lease Year 5	$15,956.00	$191,472.00
Lease Year 6	$16,394.00	$196,728.00
Lease Year 7	$16,845.00	$202,140.00
Lease Year 8***	$17,308.00	$ 69,232.00

* Notwithstanding any provision of this Lease to the contrary, provided that Tenant is not in an Event of Bankruptcy or Event of Default, and the same remains uncured, Tenant's obligation to pay Basic Monthly Rental (but not other amounts due under the Lease) shall be abated in its entirety for the first four (4) calendar months following the Commencement Date (the "*Full Basic Monthly Rental Abatement Period*").

** In addition, provided that Tenant is not in an Event of Bankruptcy or Event of Default, and the same remains uncured, Tenant's obligation to pay Basic Monthly Rental (but not other amounts due under the Lease) shall be partially abated for the first eight (8) calendar months immediately following the expiration of the Full Basic Monthly Rental Abatement Period (the "*Partial Basic Monthly Rental Abatement Period*") by the amount of Basic Monthly Rental attributable to the approximately 1,338 rentable square foot area referred to herein as the "Clinical Laboratory Innovation Accelerator (CLIAx) Space". Accordingly, during the Partial Basic Monthly Rental Abatement Period, Tenant shall pay Basic Monthly Rental in the amount of $10,676.00 per month.

The rental abatements set forth above shall not apply at any other time during the Term of this Lease nor during any renewal, extension or holdover term thereof.

*** Lease Year 8 represents a period of time that is only four (4) full calendar months. Accordingly, Basic Annual Rental for this time period is annualized for the period of four (4) months. Lease Year 8 shall end on the Expiration Date.

In addition to said Basic Monthly Rental, Tenant shall pay to Landlord, at the times and in the manners hereinafter indicated, the additional items and amounts specified in Section 4 hereof for increases in Operating Expenses over the Base Year (as defined below), increases in Real Estate Taxes over the Base Real Estate Taxes (as defined below), and increases in Utility Costs over the Base Utility costs (as defined below), plus such other amounts as are required to be paid by Tenant pursuant to the terms of this Lease. **All rentals and other sums payable by Tenant hereunder shall be paid to Landlord at 20457 Seneca Meadows Parkway, Germantown, Maryland 20876**, or to such other party and address as Landlord may from time to time designate to Tenant in writing. Upon execution of this Lease, Tenant will pay to Landlord the sum of **Fourteen Thousand Ninety-Nine and 00/100 Dollars** ($14,099.00), which shall be applied to the first installment of Basic Monthly Rental becoming due under the Lease. Regarding all of Tenant's covenants, obligations and duties to make Rent and other payments and to perform its other agreements contained in this Lease, time is agreed to be of the essence.

(2) Notwithstanding anything hereinabove to the contrary, in the event that the Commencement Date should be on a day other than the first day of the month, then the monthly installment of Basic Annual Rental to be paid by Tenant to Landlord for any such partial month of use and occupancy of the Demised Premises shall be pro-rated on a per diem basis from the Commencement Date to the end of the month.

(3) Notwithstanding anything hereinabove to the contrary, prior to the Commencement Date, Tenant shall have reasonable access to the Building and Demised Premises for the performance of Tenant's Work pursuant to the terms and conditions set forth in Paragraph C-5 of **Exhibit "C"**; provided, however, any early access to the Demised Premises by or on behalf of Tenant shall be subject to all of the terms and conditions of this Lease, other than the requirement to pay Basic Monthly Rental or Tenant's Pro Rata Share of Operating Expenses.

(D) SECURITY DEPOSIT. The amount of the Security Deposit to be placed by Tenant with Landlord (the "*Secured Amount*") shall be equal to **Forty Thousand and 00/100 Dollars ($40,000.00)**. Upon execution of the Lease, Tenant shall deliver to Landlord, either (i) a cash sum in the Secured Amount (which shall not bear interest to Tenant and need not be maintained by Landlord in a separate account for the benefit of Tenant), or (ii) an irrevocable, unconditional commercial bank letter of credit, payable upon sight in the amount of the Secured Amount (the "*Letter of Credit*") in substantially the form attached hereto as **Exhibit "E",** or in such other form as may be reasonably acceptable to Landlord, issued by a federally-insured national bank having offices in the Washington, D.C. Metropolitan Area. The Letter of Credit or cash sum are hereinafter called the "*Security Deposit*". In the event Tenant delivers a Letter of Credit as the Security Deposit, the Letter of Credit shall include the following terms and conditions. The Letter of Credit shall (i) be made payable to Landlord and expressly transferable and assignable one or more times at no charge to Landlord (or its Lender), which transfer or assignment shall be conditioned only upon execution of a reasonable and customary written document in connection therewith, whether or not the original account party of the Letter

of Credit continues to be the tenant under this Lease by virtue of a change in name or structure, merger, assignment, transfer or otherwise, and (ii) be for an initial term of at least one (1) year, and shall on its face state that the same shall be renewed automatically, without the need for any further written notice or amendment for successive periods of at least one (1) year each (or such shorter period which will be identical to the then remaining Term of this Lease, plus an additional thirty (30) days thereafter), unless the issuer bank notifies Landlord in writing that such bank has elected not to renew the Letter of Credit at least sixty (60) days prior to the then-current expiration date thereof (which will entitle Landlord to draw on the Letter of Credit before the scheduled expiration date if a replacement Letter of Credit or substitute reasonably acceptable to Landlord, in Landlord's sole and absolute discretion, has not been established and delivered Landlord), so that, at all times that Tenant is required to maintain the Security Deposit, Landlord shall have in its possession a good Security Deposit in the amount specified above valid through the full Initial Term and each exercised Renewal Term hereof, plus an additional thirty (30) days beyond the expiration date of the last operative Term (initial or renewal, as the case may be) of this Lease. Tenant shall reasonably cooperate with Landlord to effect any modifications, transfers or replacements of the Letter of Credit reasonably requested by Landlord (or its Lender) in order to assure that Landlord is at all times fully secured by a valid Letter of Credit that may be drawn upon by Landlord, its successors and assigns.

Each Letter of Credit shall be issued by a federally insured, national commercial bank that has a credit rating with respect to certificates of deposit, short-term deposits or commercial paper of at least Aa3 (or equivalent) by Moody's Investor Service, Inc., or at least AA- (or equivalent) by Standard & Poor's Corporation. If the issuer's credit rating is reduced below Aa3 (or equivalent) by Moody's Investors Service, Inc. or below AA- (or equivalent) by Standard & Poor's Corporation, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute Letter of Credit that complies in all respects with the requirements of this Section, and Tenant's failure to obtain such substitute Letter of Credit within thirty (30) days following Landlord's written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing Letter of Credit in whole or in part, without notice to Tenant. In the event the issuer of any Letter of Credit held by Landlord is insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then in any such event, effective as of the date of such occurrence, the Letter of Credit shall be deemed to not meet the requirements of this Section, and, within fifteen (15) days thereof, Tenant shall replace the Letter of Credit in Landlord's possession with a substitute Letter of Credit meeting the requirements of this Lease (and Tenant's failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid fifteen (15) day period last mentioned). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant's sole risk and shall not relieve Tenant of its obligations hereunder.

Notwithstanding anything in the Lease to the contrary, any cure or grace periods set forth in this Lease for a default shall not apply to any of the foregoing requirements for delivery of the Security Deposit, and specifically, if any of the aforesaid requirements are not

complied with in accordance with the time periods prescribed in this Section 1(D), time being of the essence, then an immediate Event of Default shall occur and Landlord shall have the right to immediately draw upon the Letter of Credit, convert the same to cash, and any amounts not applied to cure an immediate Event of Default shall be treated as a cash Security Deposit, pursuant to the provisions set forth in this Section 1(D) hereinabove. Failure of Tenant to timely comply with any requirements of this Section 1(D) shall constitute an immediate Event of Default of Tenant under this Lease. If an Event of Default of Tenant occurs under this Lease (as defined in Section 12 hereof), said Security Deposit may, at Landlord's option and discretion (and without waiving any other rights or remedies of Landlord), be applied to the extent available on account of actual damages incurred and loss of Rent sustained by Landlord by reason of such Event of Default. Such application shall, however, in no way affect Landlord's rights to recover from Tenant further damages or loss of Rent which may accrue by reason of Tenant's defaults under this Lease. Provided an Event of Default of Tenant has not occurred and remains uncured under this Lease, the balance (if any) of said Security Deposit not applied to curing Tenant's defaults shall be refunded and released to Tenant within sixty (60) days after the expiration of this Lease, provided that Tenant has surrendered to Landlord possession of the Demised Premises in accordance with the terms of this Lease. The Security Deposit shall not be construed as advance payment of Rent hereunder, but shall be considered only as representing a fund made available to Landlord to secure the prompt and faithful performance by Tenant of its covenants under this Lease. Tenant shall, within seven (7) days after demand by Landlord, restore said Security Deposit to the full amount specified above, in the event any portion or all thereof is applied by Landlord to cure an Event of Default of Tenant hereunder.

Notwithstanding the foregoing, on the last day of the thirty-sixth (36th) full calendar month following the Commencement Date, the Secured Amount shall be reduced to **Twenty Thousand and 00/100 Dollars ($20,000.00)**, with the balance, if any, applied to the next succeeding installment of Rent; provided however, that each of the following has occurred and remains true: (i) there has been no Event of Default of Tenant under this Lease, and as of such reduction date no event or condition has occurred which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Lease; and (ii) Tenant is occupying the entire Demised Premises.

(E) HOLDOVER. If Tenant fails to quit and vacate the Demised Premises at the expiration of the Initial Term (or at the expiration of the duly exercised Renewal Term hereof, if any, as the case may be), and if Landlord accepts payment of rental from Tenant thereafter and thus indicates that Landlord does not require Tenant's immediate surrender of possession of the Demised Premises at such expiration date, then in such event any such holding over of possession of the Demised Premises by Tenant shall be deemed to create only a tenancy from month-to-month, beginning for same on the day immediately following the expiration of the then expired Term hereof, such monthly holdover tenancy to be upon all of the terms, covenants and conditions contained in this Lease, except that either party by giving to the other at least thirty (30) days prior written notice may terminate such monthly holdover tenancy (except that Tenant shall not be entitled to such notice of termination, and hereby waives same, in the event that Tenant is in an Event of Default under this Lease in any respect beyond any applicable grace periods). Notwithstanding the foregoing provisions of this paragraph, if Landlord desires possession of the Demised Premises at the end of the Term hereof, then Landlord shall so notify

Tenant at any time prior to accepting monthly holdover rent, in which event Tenant covenants and agrees to surrender to Landlord possession of the Demised Premises at the end of the Term hereof free of subleases and occupants, and if Tenant fails to do so it shall be deemed an Event of Default under this Lease and Tenant shall be liable to Landlord for all reasonable, actual losses, costs, damages and expenses Landlord incurs from Tenant's failure to vacate the Demised Premises as prescribed above. If the provisions of the preceding sentence become applicable, Tenant shall pay Landlord use and occupancy payments for each month or portion thereof Tenant wrongfully holds over possession of the Demised Premises in whole or part, in an amount equal to (i) **one hundred twenty-five percent (125%)** of the Basic Monthly Rental payable in the last month of the Term hereof for the first sixty (60) days of such holdover, and (ii) thereafter, **one hundred fifty percent (150%)** of the Basic Monthly Rental payable in the last month of the Term hereof, plus the Additional Rent (as defined below) and all other amounts required to be paid by Tenant pursuant to the Lease (in addition to Landlord being entitled to exercise all available legal and equitable remedies). Landlord hereby notifies Tenant that Landlord desires and intends that Tenant remove from, quit and vacate the Demised Premises at the expiration of the Term of this Lease, and Tenant hereby agrees to do so and hereby expressly and irrevocably waives any and all rights to notice from Landlord of such intent as provided in Title 8, Section 8-402(b) of the Real Property Volume of the Annotated Code of Maryland, as amended, or under any similar statute now or hereafter enacted.

(F) ADDITIONAL RENT. Whenever it is provided by the terms of this Lease that Tenant is required to make any payment to Landlord other than a payment of Basic Monthly Rental (such as increases in Operating Expenses over the Base Year, increases in Real Estate Taxes over the Base Real Estate Taxes, and increases in Utility Costs over the Base Utility Costs, or amounts to reimburse Landlord for legal costs and attorneys' fees, or for any other such sums), such payment shall be deemed to be a payment of "*Additional Rent*". Unless otherwise expressly specified herein, Additional Rent shall be paid by Tenant by the later of (i) the next installment of Basic Monthly Rental thereafter falling due or (ii) within thirty (30) days after the date of Landlord's request therefor. For all purposes of this Lease, the term "*Rent*" shall be deemed to be a reference to both Basic Annual Rental (or any installment of Basic Monthly Rental) and Additional Rent. Landlord shall have the same remedies for default in the payment of Additional Rent as are available to Landlord in the case of default in the payment of Basic Annual Rental or Basic Monthly Rental.

(G) LATE CHARGE. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent, Additional Rent or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges. Accordingly, if any installment of Rent, Additional Rent or other amounts due from Tenant shall not be received by Landlord or Landlord's designee within **ten (10) days** after the due date thereof, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord, as Additional Rent hereunder, in addition to the unpaid amount, a "*Late Charge*" equal to **five percent (5.00%)** of such overdue amount. If any installment of Rent, Additional Rent or other amounts due from Tenant shall not be received by Landlord or Landlord's designee within the aforesaid ten (10) day grace period more than twice in any calendar year, then, without any requirement for notice to Tenant, the Late Charge shall thereafter increase for the balance of that

calendar year to **ten percent (10.00%)** for all such overdue amounts. Tenant hereby acknowledges and agrees that such Late Charge is fair and reasonable. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In addition to the Late Charge described above, (i) Tenant shall reimburse Landlord, as Additional Rent, for all actual and reasonable administrative and collection costs, plus any reasonable attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due under the Lease, and (ii) amounts not paid within the aforesaid grace period shall bear interest from the date due until the date fully paid at the interest rate set forth in Section 12(E) of the Lease. Notwithstanding anything in this Section 1(G) to the contrary, it is agreed that on the first instance of any failure of Tenant to pay any Basic Monthly Rental or Additional Rent under this Lease in any calendar year, the Late Charge set forth herein will not be assessed if Tenant pays the applicable amount due within five (5) business days of receipt of written notice from Landlord to Tenant regarding the existence of such failure.

2. TENDER OF POSSESSION; CONDITION OF DEMISED PREMISES AND LANDLORD'S WORK.

(A) TENDER OF POSSESSION. Landlord anticipates that the Commencement Date will occur approximately one hundred twenty (120) days following the date that Landlord receives construction permits from Montgomery County for Landlord's Work. However, if Landlord shall be unable to deliver to Tenant possession of the Demised Premises with Landlord's Work therein Substantially Complete (as called for in Section 2(B) hereof) on any date scheduled or targeted as the Commencement Date hereof, for any reason, Landlord shall not be subject to any liability for the failure to give possession on said date and this Lease shall not be rendered void or voidable as a result of such delay. Under such circumstances, unless such delay is caused by Tenant or Tenant's employees, agents or contractors, the Commencement Date shall be postponed until possession of the Demised Premises is delivered to Tenant with Landlord's Work therein Substantially Complete. If permission is given by Landlord to Tenant to enter into possession of all or a portion of the Demised Premises, or to occupy space other than the Demised Premises, prior to the Commencement Date of this Lease, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease except as may be otherwise agreed in writing by Landlord and Tenant. If Landlord is prevented from or delayed in delivering possession of the Demised Premises to Tenant in the condition called for in Section 2(B) hereunder due to any Tenant Delays (as defined in **Exhibit "C"**), then the Commencement Date of the Lease shall be the date, as reasonably determined by Landlord, that the Demised Premises could have been delivered to Tenant absent the Tenant Delays.

(1) Notwithstanding the foregoing or anything to the contrary contained in this Lease, if Landlord fails to deliver possession of the Demised Premises with Landlord's Work Substantially Complete on or before the one hundred eightieth (180th) day following the date that construction permits are issued for Landlord's Work (the *"Outside Date"*), and such failure is not the result of any Tenant Delays, Special Items or Force Majeure Delays (as those terms are defined in **Exhibit "C"** of this Lease), and provided no Event of Default or Event of Bankruptcy of Tenant should exist under the Lease beyond any applicable notice and cure

period, then Tenant shall be entitled to a rent credit (the "*Rent Credit*"), as liquidated damages and not as a penalty, equal to **one (1) day** of free Basic Monthly Rental for every day after the Outside Date until the date Landlord delivers to Tenant possession of the Demised Premises as required hereunder; provided, however, that such Rent Credit is to be applied, until exhausted, on account of the earliest due installments of Basic Monthly Rental. In no event shall Landlord have any other or further obligation or liability to pay or otherwise reimburse Tenant for any holdover rent, other damages (including consequential damages), or any claims, liability, costs or expenses incurred by Tenant's current landlord or in any way arising from Tenant's holdover under its existing lease.

(B) CONDITION OF DEMISED PREMISES AND LANDLORD'S WORK. Tenant agrees to accept possession of the Demised Premises, when delivered by Landlord as provided in this Section 2(B), for the Term herein created, upon the agreements and covenants herein expressed, and does hereby covenant and agree that Tenant shall pay unto Landlord the Rent, Excess Operating Expenses, Excess Real Estate Taxes, Excess Utility Costs, other impositions, and other costs and charges called for or reserved in this Lease, at the time or times the same are due and payable as herein specified. The Demised Premises shall be delivered by Landlord to Tenant and shall be accepted by Tenant, with all existing leasehold improvements and conditions installed therein "as is" and "where is", (subject to Landlord's warranty contained in Section C-7 of Exhibit C and Landlord's ongoing maintenance and repair obligations as provided for hereunder) and with Landlord's Work Substantially Complete (as such terms are defined in **Exhibit "C"**). Upon expiration or earlier termination of the Lease, Tenant shall have no obligation to remove any of Landlord's Work, except as otherwise specified by Landlord in writing and noted on the Approved Working Drawings.

Landlord's Work shall consist of the leasehold improvements to be furnished and installed by Landlord, at Landlord's sole cost and expense, as detailed in the plans and specifications to be prepared by Landlord's architect and other such design consultants as selected by Landlord, and in the "Design Intent Guidelines", as more fully described in **Exhibit "C"**. Minkoff Development Corporation ("*MDC*"), an affiliate of Landlord and a licensed and insured contractor in the State of Maryland, shall act as general contractor and construction manager for Landlord's Work.

3. USE OF PREMISES; LANDLORD'S SERVICES; TENANT RESPONSIBILITIES; REPAIRS AND MAINTENANCE; INTERIOR ALTERATIONS; EXTERIOR MODIFICATIONS; SURRENDER OF POSSESSION; MECHANICS LIENS.

(A) USE OF PREMISES. Tenant covenants and agrees to use the Demised Premises only for general office, commercial, biological and chemical research (wet) laboratory, clinical (wet) laboratory, and Clinical Laboratory Innovation Accelerator (CLIAx) Space, and for other legally permitted uses incidental and ancillary thereto, and for no other use whatsoever ("*Tenant's Use*"), such Tenant's Use (permitted 24 hours/day, 7 days/week and 365 days/year) to be conducted by Tenant at its own expense in compliance with all applicable Laws and Insurance Requirements as defined in Section 10, Environmental Laws as defined in Section 34, and all provisions of this Lease, and for no other purpose without the express written consent of Landlord, which consent shall be in Landlord's exclusive discretion. As of the date of this

Lease, the Land is currently zoned IM. Tenant acknowledges that Landlord has made no representation or warranty that Tenant's Use may be conducted in or from the Demised Premises and shall Tenant shall procure, at its sole expense, all permits, licenses, and approvals required for its operations and the transaction of its business in the Demised Premises.

(B) LANDLORD'S SERVICES.

(1) Electricity.

(a) Landlord will furnish electricity for normal business usage. Tenant's use of electricity in the Demised Premises may not at any time exceed the capacity of the electrical conductors and equipment serving the Demised Premises. Without Landlord's prior written consent, Tenant shall not: (i) connect equipment in the Demised Premises that consumes more electricity than permitted by the Building standard specifications or (ii) make any alteration or addition to the electric system of the Demised Premises. If Landlord grants such consent, Landlord will provide additional risers or other required equipment, at the cost to Landlord (including overtime) plus Landlord's overhead charge of ten percent (10%) of the cost, which cost Tenant shall pay to Landlord on demand. In addition, Landlord may require Tenant to pay, as Additional Rent, the cost of any excess electrical capacity utilized by Tenant as a result of such risers or other required equipment. Landlord shall, as part of the initial Landlord's Work, separately meter or sub-meter electricity provided to the Premises, and throughout the Term, all of Tenant's electrical equipment must be connected to such separate meter or sub-meter.

(b) Tenant will cooperate with Landlord and the Building's then-current electric service provider at all times, and, as reasonably necessary, shall allow Landlord and the Building's then-current electric service provider reasonable access to the electric lines, feeders, risers, wiring, and any other machinery within the Demised Premises. In the absence of the gross negligence or willful misconduct of Landlord or Landlord Parties, or in connection with an event of Force Majeure, Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Demised Premises, or if the quantity or character of the electric energy supplied by the Building's electric service provider is no longer available or suitable for Tenant's requirements, and no such change, failure, defect, unavailability, or unsuitability will constitute an actual or constructive eviction, in whole or in part, except as provided below in this Section 3(B)(6), entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under the Lease.

(2) Water. Landlord will furnish to the Common Areas water from the county mains for drinking, lavatory (including warm water at reasonable temperatures as determined by Landlord), and toilet purposes. In addition, as part of Landlord's Work, Landlord will supply water to the Demised Premises at the locations noted on the Approved Working Drawings, pursuant to the terms set forth in **Exhibit "C"**. Tenant will not install any equipment that uses water without Landlord's prior written consent. Tenant will not waste or permit the waste of water. Landlord shall, as part of the initial Landlord's Work, sub-meter water provided

to the Premises, and throughout the Term, all of Tenant's water-consuming equipment must be connected to such sub-meter.

(3) Heat and Air Conditioning. Landlord will furnish heat and air conditioning to the Building during *"Normal Business Hours"*, which shall be Monday through Friday from 7:00 a.m. to 6:00 p.m. and Saturday from 9:00 a.m. to 1:00 p.m. (but not on Sunday or on holidays observed by the federal government) at such reasonable temperatures as determined by Landlord to provide reasonably comfortable occupancy under normal business conditions and comparable to that maintained in comparable office buildings in the Gaithersburg, Maryland area.

If Tenant delivers a written request to Landlord before 12:00 p.m. on the day prior to the date for which such usage is requested, Landlord will furnish services at times not specified above in exchange for Tenant's payment therefor at the hourly rate Landlord establishes from time to time (currently, $50.00 per hour). Tenant hereby acknowledges that Landlord may impose a minimum charge of approximately four (4) hours for such after-hours usage.

(4) Janitorial Services. Landlord will furnish to the office areas within the Demised Premises (expressly excluding any lab and other non-office space in the Demised Premises) and to the Common Areas of the Building those janitorial services typically provided by other landlords in comparable buildings within the Gaithersburg, Maryland area after 6:00 p.m. on Business Days. Tenant shall pay Landlord for any other janitorial services requested by Tenant and provided by Landlord at the charge reasonably established by Landlord. Tenant shall, at its sole cost and expense, and in compliance with all applicable Laws and Insurance Requirements, provide its own janitorial and cleaning services for the lab area and other non-office space in the Demised Premises, by a licensed contractor reasonably acceptable to Landlord. Tenant shall provide Landlord with the name, address, contact information, business license, and insurance information for its janitorial contractor (or replacement janitorial contractor as the case may be) that is engaged to provide janitorial services for the laboratory area in the Demised Premises, and such Tenant's janitorial contractor shall be subject to Landlord's prior review and approval.

(5) Elevator Service. Landlord will furnish or cause to be furnished normal passenger elevator service for Landlord, tenants and visitors of the Building. Landlord may, from time to time, as Landlord shall determine, take the elevator out of service to perform maintenance.

(6) No Liability. Interruption or malfunction of any utility, elevator service, HVAC service, telephone or other service shall not constitute a breach by Landlord, nor shall it cause an eviction or disturbance of Tenant, release Tenant from any obligation hereunder, or grant Tenant any right to an offset against rent or rent abatement, and Landlord is not liable for damages (consequential or otherwise). Notwithstanding the foregoing, if there is a failure by Landlord to furnish the utilities or services specified in this Lease to be provided by Landlord, which failure: (i) is not the result of negligence on the part of Tenant or Tenant's Permittees, (ii) cause the Demised Premises to be untenantable, (iii) is capable of being remedied by Landlord by the exercise of commercially reasonable efforts (as opposed to being outside of Landlord's

control), and (iv) continues for five (5) consecutive business days, then, provided Tenant actually ceases to use the Demised Premises, the Basic Monthly Rental shall abate for the period beginning on the sixth (6th) consecutive business day of such untenantable condition and non-use, and continuing until such interruption is remedied. Except in the case of emergency, Landlord shall endeavor to give Tenant at least twenty-four (24) hour prior notice if Landlord intends to interrupt any services required to be furnished hereunder by Landlord.

(7) Controlled Access to Building. Tenant shall be permitted access to the Demised Premises 24 hours/day, 7 days/week and 365 days/year during the Term, subject to Force Majeure. Tenant acknowledges that the lobby of the Building will be open to the public during Normal Business Hours. After-hours access to the lobby of the Building will be via an electronic keycard security access system with a callbox located at the main lobby entrance to the Building. Landlord will initially furnish, at no cost to Tenant, Tenant with access keycards at a ratio of five (5) keycards per 1,000 square feet of the Demised Premises. Additional or replacement keycards will be provided by Landlord at Tenant's expense at the rate of Ten Dollars ($10.00) each. Tenant acknowledges that Landlord shall not be deemed to have warranted the efficiency of such access/security system (or any other security service provided from time to time) and Landlord shall not be liable in any manner for the failure of any such system to prevent or control, or apprehend anyone suspected of personal injury, property damage or any criminal conduct in, on or around the Building, Common Areas or Land.

(C) TENANT RESPONSIBILITIES/REPAIRS AND MAINTENANCE. Neither Tenant nor its assignees or subtenants or its or their agents, servants, employees, contractors, invitees, licensees, customers or subtenants ("*Permittees*") will commit waste or nuisance. Tenant will keep the Demised Premises, including all improvements, fixtures, and furnishing therein, in good order, repair and condition during the Term. Tenant shall be responsible for maintenance and repair of appliances located in the Demised Premises and shall pay for unstopping any drains or water closets in the Demised Premises. If: (a) Tenant fails to make repairs to the Demised Premises, (b) Tenant requests that Landlord make any repairs to the Demised Premises (although Landlord shall not be obligated to make same), or (c) except as provided in Section 6(C) below, any act or neglect of Tenant or Tenant's Permittees results in damage to the Demised Premises or the Building or Common Areas, Landlord may repair such damage, and within ten (10) days of receipt of Landlord's invoice, Tenant shall reimburse Landlord for the cost thereof (plus Landlord's overhead cost of ten percent (10%) of the cost) as Additional Rent. Notwithstanding the foregoing, Landlord shall be responsible, as part of Operating Expenses, subject to any applicable exclusion set forth in Section 4(C)(2)), for repairs to the exterior walls, demising walls, structural frame, ground floor slab, foundation and roof of the Building, the structural portions of the floors of the Building, and the systems and equipment of the Building. Tenant will not deface or injure the Building, and, except as provided in Section 6(C) below, will pay the cost of repairing any damage or injury done to the Building or any part thereof by Tenant. Tenant will participate in any Landlord required recycling program. Tenant further agrees that it will not, under any circumstances, display or permit to accumulate for an extended period of time any merchandise, boxes or other articles on the driveways, parking areas, streets or sidewalks in front of or adjacent to the Demised Premises. Tenant will conduct its business at the Demised Premises, and have its Permittees conduct themselves in such a manner so as not to interfere with nor disturb other tenants' conduct of normal business at their

leased premises. Tenant shall not burn any trash in or outside the Demised Premises, nor install an incinerator or trash destructor in or outside of said Demised Premises. Tenant agrees to use commercially reasonable efforts to maintain the Demised Premises in a way that does not provide conditions for mold growth. Tenant agrees to immediately notify Landlord if mold, mildew or moisture conditions are observed and take immediate action to correct conditions which led to the mold growth.

(D) INTERIOR ALTERATIONS. Except for ordinary office decorations (that are not leasehold improvements), any partitioning, painting, installation, removal or alteration of utility lines, flooring, paneling, mechanical equipment (heating, ventilating or air conditioning), security system, plumbing, electrical, gas, water, sewer, interior, exterior, roof or other alterations, changes or additions to the Demised Premises which Tenant may desire to perform or make (the "*Alterations*") shall be subject to the following conditions, namely: (i) no such Alterations shall be done without Landlord's express prior written consent in each instance; (ii) complete plans and specifications, including AutoCAD drawings (.dwg files), if available, for any such Alterations and a cost estimate for any such Alterations (if requested by Landlord due to the nature of the work contemplated) shall be submitted to Landlord and Landlord's written approval thereof obtained prior to commencement of such Alterations (which Alterations shall be done in strict compliance with such plans and specifications if and as so approved); (iii) the Alterations are to be done in compliance with all applicable Laws and Insurance Requirements (as those terms are defined in Section 10 below), without any damage to the Demised Premises or the Building or to any property of Landlord or other tenants, free of liens and claims and all at Tenant's sole cost and expense; (iv) Tenant is to promptly discharge and to indemnify and save Landlord harmless from all liens and claims arising from any such Alterations; (v) if so requested by Landlord at the time of approval, Tenant will remove such Alterations and restore the Demised Premises to their condition prior thereto by not later than the expiration or termination of this Lease; and (vi) prior to commencement of any Alterations, Tenant shall furnish evidence satisfactory to Landlord that (a) Tenant has contractual liability coverage for the work included in the Alterations in addition to the liability insurance required pursuant to Section 6 of this Lease, (b) any contractor(s) engaged by Tenant to perform the Alterations has commercial general liability insurance with coverage limits not less than the insurance requirements set forth in Section 6 of the Lease with Landlord designated as additional insured, and (c) Tenant has in force "Special Form Causes of Loss" or equivalent property fire and extended casualty insurance coverage for the full actual replacement cost of the Alterations, with Landlord designated as additional insured and loss payee. If Tenant elects to have the Alterations constructed by a contractor other than Landlord, Tenant agrees to reimburse Landlord within thirty (30) days of written demand for all reasonable, actual costs and expenses incurred by Landlord to have MDC (i) review the plans and specifications for the Alterations, and (ii) monitor the construction of the Alterations to ensure compliance with the terms of the Lease, Landlord's Building standard construction requirements, and life/safety issues. Landlord and MDC shall incur no liability by approving or not approving Tenant's Alterations or any plans, specifications or work related thereto (such actions by Landlord or MDC and approvals and conditions imposed for approval of such Alterations, as well as the monitoring of the construction of the Alterations, being solely for Landlord's own benefit and not being any assurance by Landlord or MDC as to the legality or technical sufficiency or safety of Tenant's plans, specifications or work). It is agreed that all work, materials, machinery, apparatus,

leasehold improvements and other installations and alterations to the Demised Premises including, without limitation, partitions, interior and exterior doors and door opening machinery, lighting and plumbing fixtures, flooring, wall and window coverings, mechanical equipment, utility lines and equipment, loading facilities, elevators, and other items of any kind (except only Tenant's merchandise, office equipment, trade fixtures, furniture and movable personal property), whether installed by Landlord or Tenant, shall at all times belong solely to Landlord and shall not be removed by Tenant except for such Alterations and installations made by Tenant which, at the time of approving the Alteration, Landlord requests Tenant to remove prior to the expiration or termination of the Lease. Notwithstanding the foregoing, Tenant shall have the right to make Cosmetic Changes (as defined below) to the Demised Premises after at least ten (10) business days' prior written notice to (but without requiring the consent of) Landlord, provided that the same are otherwise performed in accordance with the requirements of this Lease. "*Cosmetic Changes*" shall mean those alterations to the interior of the Premises that are of a purely decorative nature which are not visible from the exterior of the Demised Premises, do not result in a modification to the physical layout of the Demised Premises, do not require the issuance of a building or other permit, do not affect the mechanical, HVAC, electrical, structural or any other base building systems, with respect to new painting or flooring, are of a color, quality, and material similar to that which is existing in the Demised Premises prior to undertaking such Alteration, and the cost or value of which (including installation) in the aggregate is less than Fifty Thousand Dollars ($50,000) per project.

(E) <u>EXTERIOR MODIFICATIONS</u>. Tenant shall not make any alterations, modifications, changes, or additions to any part of the exterior of the Building or the exterior of the Demised Premises, nor to the Structure, without in each case having obtained Landlord's express prior written approval thereof (which consent shall be in Landlord's sole and exclusive discretion). Tenant will not paint, nor permit to be painted, any stone work, cornice work, iron work, or brick work on the front or exterior of the Demised Premises or other exterior elements of the Demised Premises or Building, without the prior written consent of Landlord (which consent shall be in Landlord's sole and exclusive discretion).

(F) <u>SURRENDER OF POSSESSION</u>. (1) At the expiration or any termination of this Lease, or of any holdover term, Tenant shall surrender and deliver to Landlord possession of the Demised Premises in the same good condition in which they were delivered at the commencement of the Term hereof (with such Alterations as may have been approved by Landlord in writing and which Landlord does not require to be removed when Landlord grants its approval), reasonable wear and tear (and damage by casualty and condemnation) excepted, broom clean with all of Tenant's merchandise and personal property removed therefrom, and free of subleases and occupants. Tenant shall deliver to Landlord keys to all doors at the Demised Premises. In the event Tenant fails to maintain the Demised Premises as provided in Section 3(C) above, or if Tenant fails to restore the Demised Premises by the expiration of the Lease as required hereunder, then Tenant shall be liable for all costs and expenses reasonably incurred by Landlord therefor, and Tenant shall pay Landlord the actual costs reasonably incurred by Landlord to repair the Demised Premises and/or restore the Demised Premises. All voice, data and/or security wiring or cabling installed in the Demised Premises by Tenant during the Term of the Lease ("*Tenant's Cabling*") shall be removed by Tenant prior to the expiration or termination of the Lease, unless at the expiration or termination of the Lease, Tenant's Cabling is

clearly labeled, installed per the Landlord approved plans, and usable in its then current condition.

(2) At least thirty (30) days prior to Tenant's surrender of the Demised Space, Tenant shall provide Landlord with a laboratory facility decommissioning and hazardous substances closure plan for the Demised Premises (*"Exit Survey"*) prepared by an independent third party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. The Exit Survey shall comply with the American National Standards Institute's Laboratory Decommissioning guidelines (ANSI/ASSE Z9.11-2016) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least ten (10) days prior to Tenant's surrender of the Demised Premises, Tenant shall (a) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with applicable Laws, including laws pertaining to the surrender of the Demised Premises, (b) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users, and (c) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Demised Premises for the remediation of any recognized environmental conditions or hazardous substances set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey. Tenant's obligations under this paragraph shall survive the expiration or earlier termination of the Lease for the applicable periods of statutes of limitation.

(G) MECHANICS LIENS. Tenant shall have no right to (and agrees not to) subject the Demised Premises or the Building to any mechanic's or materialmen's liens of any kind for any labor, work, materials or services ordered by, contracted for or furnished or obtained by Tenant or any Tenant Permittees (collectively, "*Tenant Liens*"), nor to pledge the credit of or incur any indebtedness or obligations on behalf of Landlord. Tenant agrees to indemnify, defend and hold Landlord and the Demised Premises and Building harmless from, and to remove of record within thirty (30) days after filing thereof, or the serving of any Notice of Intention to Claim Lien (or such similar notice), all Tenant Liens and suits to enforce same and all litigation resulting from any breach by Tenant or any Tenant Permittees of the provisions of this paragraph; and Tenant shall pay all court costs, reasonable attorneys' fees and other expenses incurred by Landlord in connection with any such matters.

4. PRO RATA SHARE; COMMON AREAS; OPERATING EXPENSES; PAYMENT OF INCREASES IN OPERATING EXPENSES; REAL ESTATE TAXES; PAYMENT OF INCREASES IN REAL ESTATE TAXES; UTILITIES; PAYMENTS OF INCREASES IN UTILITIES; OTHER IMPOSITIONS; AUDIT RIGHT.

(A) PRO RATA SHARE. It is expressly stipulated and agreed that the term "*Pro Rata Share*" shall be defined and is agreed to mean **Seven and 75/100 percent (7.75%)**, which percentage is agreed to represent the ratio that the rentable floor area of the Demised Premises bears to the total rentable floor area of the entire Building **(71,142 square feet)** of which the Demised Premises forms a part.

(B) <u>COMMON AREAS</u>. (1) Landlord shall make available "*Common Areas*" in the Building and on the Land on which the Building is situated. The Common Areas shall include (if applicable), but not be limited to, common entrance foyers, lobbies, elevators, stairwells, corridors, restrooms, chases, amenity spaces, meter rooms and utility rooms in the Building and parking areas, loading areas, driveways, sidewalks, landscaped areas, green areas, grounds, plazas and picnic areas on the Land. Landlord grants to Tenant and to Tenant's Permittees, during the Term of this Lease, the non-exclusive right to use the Common Areas, in common with Landlord and with others designated by Landlord as being entitled to use the Common Areas, subject to Landlord's reasonable rules and regulations established from time to time applicable to all tenants concerning the use and operation of the Common Areas. Tenant shall comply with and cause its Permittees to comply with said rules and regulations. Landlord shall operate, manage, repair, replace, and maintain in good condition the Common Areas for their intended purposes, all in such manner as Landlord, in its sole discretion, shall determine. All Common Areas shall be subject to the exclusive control of Landlord. Landlord shall have the sole right and exclusive authority to employ and discharge all personnel with respect thereto; to close temporarily all or any portion of the Common Areas for the purpose of making repairs, changes or alterations thereto; to perform necessary maintenance in connection with any emergency; and to maintain security for the Common Areas if deemed necessary by Landlord.

(2) During the Term of the Lease, Landlord grants Tenant the right to enter upon and utilize, in common with Propel Labs, certain shared common areas and amenities located within Suite 230 in the Building, which is on the same floor as the Demised Premises, consisting of a huddle room with built-in audio visual system (AV), conference room with built-in AV system, café, shared utility lab with sink, point-of-use deionized water system, glass washer, ice maker, and autoclave, all of which are a part of the leasehold improvements and equipment owned by Landlord and licensed to Propel Labs for use. Tenant's access to and use of the common areas and amenities in Suite 230 shall be subject to all applicable terms and conditions under this Lease. Landlord shall, as part of Operating Expenses, operate, maintain and repair Suite 230 and the leasehold improvements, amenities, and equipment therein.

(C) <u>OPERATING EXPENSES</u>. During the Term of this Lease, and any extensions and renewals thereof, Landlord shall operate, manage, repair, and maintain, in a first class manner consistent with other similar buildings in the Gaithersburg, Maryland area, the Building, the Land, and the Common Areas. "*Operating Expenses*" means, for any calendar year, the sum of all expenses, costs and disbursements of every kind and nature that Landlord pays or becomes obligated to pay in connection with the ownership, management, operation and maintenance of the Building, the parking facilities, and the Land, including but not limited to: (i) maintenance and repairs to the exterior of the Building and to the Common Areas, including, without limitation, painting, caulking exterior windows, doors, hardware, locks, lighting of the Common Areas and lighting fixtures, common exterior signs and tenant directories; (ii) all management office expenses; (iii) all applicable sales and use taxes; (iv) maintaining, repairing, monitoring and testing the utility services, sprinkler system and sprinkler alarm system in the Building; (v) any and all premiums, costs, commercially reasonable deductibles and other charges and expenses incurred, paid, accrued or absorbed by Landlord for or in connection with all policies of fire, extended coverage, hazard and general liability insurance and other insurance carried or maintained by Landlord on the Demised Premises and/or the Building and Land; (vi)

cost of janitorial and cleaning service, trash collection and recycling services, pest control; (vii) concierge, lobby, or security service (if any); (viii) salaries, wages and other personnel costs of engineers, superintendents, watchpersons, and all other employees of the Building, including any sales tax imposed upon their service; (ix) charges for maintenance and repairs under maintenance and service contracts for elevator, HVAC equipment, chillers, boilers and controls; (x) window cleaning; (xi) grounds, lawn and landscaping maintenance; (xii) parking lot and sidewalk maintenance, cleaning and striping, snow and ice removal; (xiii) permits and licenses; (xiv) all maintenance and repair expenses and supplies including replacement and disposal of light bulbs and ballasts in Building standard lighting fixtures; (xv) the cost of any capital improvement (amortized or depreciated over the useful life of such improvement on a straight-line basis, with interest at a fluctuating rate per annum not to exceed 1-1/2% over the "Prime Interest Rate" published by The Wall Street Journal from time to time on the unamortized balance) made to the Building or Common Areas by Landlord which are reasonably intended to result in the more efficient operation of the Building or Common Areas, as reasonably determined in good faith by Landlord, or made to the Building or Common Areas by Landlord that is required under any governmental law or regulation that is applicable to the Building or Common Areas; (xvi) the cost of replacing existing equipment or systems or other costs incurred for the purpose of complying with the directives of a public or quasi-public entity or authority; (xvii) costs of complying with all governmental regulations, including, without limitation, the disposal of chlorofluorocarbons and compliance with Title III of the ADA (as defined herein), to the extent that the ADA is amended, new regulations thereunder are issued, or new requirements are imposed on the Building, or any other Maryland statute regarding barriers; (xviii) costs of independent contractors; (xix) fees; (xx) owner's association assessments; (xxi) reasonable property management fees (in an amount not to exceed four percent (4%) of the gross receipts of the Building, with "*gross receipts*" defined to mean the average basic annual rental in the Building, plus all Operating Expenses, calculated without including the management fees which are actually collected by Landlord); (xxii) costs of operating, maintaining and repairing the conference center, tenant lounge, and other Common Area amenity spaces; (xxiii) the costs to operate, maintain and repair Suite 230 and the leasehold improvements, amenities, and equipment therein; and (xxiv) all other costs and expenses properly incurred in the operation and maintenance of the Building and Common Areas.

Operating Expenses shall not include any of the following: (i) the cost of the original construction of the Building; (ii) any repairs or work performed to any portion of the Building intended to be occupied by individual tenants; (iii) the cost of correcting any defects in the original construction of the Building and Common Areas; (iv) any reserves for future expenditures not yet incurred; (v) ground lease rental; (vi) costs incurred by Landlord for repair or restoration to the extent that Landlord is reimbursed by insurance or condemnation proceeds or that the same is covered by warranty; (vii) attorneys' fees, leasing commissions, and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of, or persons, firms or entities with respect to, the Building; (viii) costs incurred by Landlord due to the gross negligence or willful misconduct of Landlord or its agents, contractors, licensees and employees, or the violation by Landlord of the terms and conditions of this Lease; (ix) interest, principal points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering all or any portion of the Building or the Land on which the Building is located; (x) advertising and

promotional expenditures in connection with leasing the Building; (xi) any costs relating to hazardous materials, asbestos and the like not resulting from actions of Tenant; and (xii) any charge for Landlord's income taxes, excess profit taxes, or franchise taxes. There shall not be duplication in charges to Tenant by reason of the provision setting forth Tenant's obligation to reimburse Landlord for Operating Expenses and any other provision in this Lease.

(D) PAYMENT OF INCREASES IN OPERATING EXPENSES. The initial Operating Expenses (the "*Initial Basic Operating Expenses*") to be used in calculations regarding Excess Operating Expenses (defined below) are the actual Operating Expenses for the calendar year 2021 (the "*Base Year*"). In addition to Basic Monthly Rent, for each calendar year (or partial year) during the Term following the Base Year, Tenant shall pay as Additional Rent, Tenant's Pro Rata Share of the amount by which the Operating Expenses for such calendar year exceeds the Initial Basic Operating Expenses (such excess hereinafter referred to as "*Excess Operating Expenses*") as follows:

(1) Prior to the first day of each calendar year during the Term, or as soon thereafter as reasonably practicable, Landlord will provide Tenant with a statement of estimated Excess Operating Expenses for the upcoming or current calendar year, as applicable (based upon Landlord's reasonable estimate of anticipated costs). Beginning on the first anniversary of the Commencement Date, Tenant shall pay in equal monthly installments, based on Landlord's most recent estimate, Tenant's Pro Rata Share of estimated Excess Operating Expenses. If Landlord reasonably determines that the Excess Operating Expenses are greater than Landlord's initial estimate thereof, then Landlord may deliver to Tenant not more than once during any calendar year, a revised estimate of Tenant's Pro Rata Share of Excess Operating Expenses. Tenant shall pay to Landlord within thirty (30) days of notification of the revised amount, the difference between the previous estimate and the revised estimate for the expired portion of the current calendar year. Monthly installments of Tenant's Pro Rata Share of Excess Operating Expenses will be increased for the months following Tenant's receipt of the revised estimate to one-twelfth (1/12) of the revised estimate of Tenant's Pro Rata Share of Excess Operating Expenses. If Tenant is obligated to pay Additional Rent pursuant to the terms of this Section for any period which is less than a full calendar year, for the purposes of determining Tenant's Additional Rent obligations under this Section with respect to such partial calendar year, the estimated Operating Expenses applicable to the full calendar year of which such partial year is a part shall be pro-rated on a per diem basis and compared to a similarly pro-rated portion of the Initial Basic Operating Expenses for the Base Year in order to determine Tenant's Pro Rata Share of Excess Operating Expenses, and such amount shall be payable in equal monthly installments during such partial calendar year.

(2) Approximately one hundred twenty (120) days following the last day of each calendar year, Landlord will provide Tenant with a written comparison of the amount of Tenant's Pro Rata Share of estimated Excess Operating Expenses paid for the preceding calendar year (or partial calendar year) to Tenant's Pro Rata Share of Excess Operating Expenses actually incurred by Landlord for such calendar year. If the amount of Tenant's Pro Rata Share of estimated Excess Operating Expenses paid by Tenant for such prior calendar year (or partial calendar year): (a) exceeds Tenant's Pro Rata Share of actual Excess Operating Expenses, Landlord will give Tenant a credit in such amount against current payments of Additional Rent

applicable to Excess Operating Expenses (or if in the last year of the Term, refund the excess), (b) is less than Tenant's Pro Rata Share of actual Excess Operating Expenses, Tenant shall pay Landlord, as Additional Rent, the difference within thirty (30) days following Tenant's receipt of such written comparison. Any delay or failure of Landlord in billing any Excess Operating Expenses escalation during the Term or any Renewal term shall not be construed as a waiver of and shall not impair the continuing obligation of Tenant to pay such escalation.

(3) Operating Expenses for the Base Year and for any calendar year during which the Building is not ninety-five percent (95%) leased, shall be determined by Landlord in its commercially reasonable discretion, based upon the amount that such Operating Expenses would be if the Building were at least ninety-five percent (95%) leased.

(4) Landlord and Tenant acknowledge that the Building is or may become in the future a mixed-use property. Accordingly, notwithstanding the foregoing or any other provision of this Lease to the contrary, Tenant's Pro Rata Share of certain Operating Expenses may be equitably adjusted by Landlord in the event that the Operating Expenses in question are provided to a portion of the tenants in the Building, rather than to all the tenants in the Building.

(5) Tenant's obligation to pay Landlord its Pro Rata Share of Excess Operating Expenses hereunder shall survive any expiration or termination of the Lease, and shall be adjusted and pro-rated for any portion of a calendar year occurring during the first or last Lease Year of the Term hereof.

(E) <u>REAL ESTATE TAXES</u>. "*Real Estate Taxes*" means all general and special real estate taxes and assessments, excise taxes and similar impositions, general or special and ordinary or extraordinary assessments, including Business, Professional, and Occupational License Tax ("*BPOL*"), any state or local business personal property tax, and other ad valorem taxes, levies and assessments (net of any refund) paid upon or in respect of the Building in which the Demised Premises are situated and/or the Land on which is erected said Building (together with the Building, the "*Real Property*"), or the rents therefrom, and all taxes or other charges imposed in lieu of any such taxes, including fees of counsel and experts which are reasonably incurred by, or reimbursable by, Landlord in contesting any such taxes or in seeking any reduction in the assessed valuation of the Building or the Land or a judicial review thereof. If any such application or review results in a refund on account of any prior assessment, after payment of reasonable expenses incurred in connection therewith (whether by Landlord, Tenant or other tenants of the Building), and after recalculation of Excess Real Estate Taxes if the Base Real Estate Taxes have been affected, and if Tenant is not in default hereunder, Landlord will reimburse Tenant Tenant's proportionate share of the refund applicable to the Term. Any determination whether or not to appeal or seek a reduction in Real Estate Taxes shall be in Landlord's sole and absolute discretion, except that if Tenant requests Landlord to appeal any such Real Estate Taxes or seek a reduction of the same, and agrees to pay the legal fees if such appeal or request is not successful, Landlord will appeal or seek a reduction in Real Estate Taxes, provided such request is reasonable and made in good faith, as determined by Landlord in its sole but absolute discretion. Notwithstanding the foregoing, "*Real Estate Taxes*" does not include: (i) any interest or penalties paid by or imposed upon Landlord as a result of Landlord's failure to pay Real Estate Taxes when due and payable, or (ii) any net income, franchise or

capital gains tax, inheritance tax or estate tax imposed or constituting a lien upon Landlord or all or any part of the Real Property; or (iii) any transfer, recordation, or other transaction taxes incurred by Landlord or against the Building and/or the Land.

(F) PAYMENT OF INCREASES IN REAL ESTATE TAXES. The "*Base Real Estate Taxes*" (herein so called) to be used in calculations regarding Excess Real Estate Taxes (defined below) are the actual Real Estate Taxes for the calendar year 2021, currently estimated to be **One and 24/100 Dollars ($1.24)** per rentable square feet in the Building. If the Real Estate Taxes for any calendar year during the Term of the Lease, or any Renewal Term, exceeds the Base Real Estate Taxes (hereinafter referred to as the "*Excess Real Estate Taxes*"), Tenant shall pay as Additional Rent Tenant's Pro Rata Share of any such increase as follows:

(1) Prior to the first day of each calendar year during the Term, or as soon thereafter as reasonably practicable, Landlord will provide Tenant with a statement of estimated Excess Real Estate Taxes for the upcoming calendar year (based upon Landlord's reasonable estimate of anticipated Real Estate Taxes). Beginning on the first anniversary of the Commencement Date, Tenant shall pay in equal monthly installments, based on Landlord's estimate, Tenant's Pro Rata Share of the estimated Excess Real Estate Taxes. If Landlord reasonably determines that the Excess Real Estate Taxes are greater than Landlord's initial estimate thereof, then Landlord may deliver to Tenant not more than once during any calendar year, a revised estimate of Tenant's Pro Rata Share of Excess Real Estate Taxes. Tenant shall pay to Landlord within thirty (30) days of notification of the revised estimate, the difference between the previous estimate and the revised estimate for the expired portion of the current calendar year. Monthly installments of Tenant's Pro Rata Share of Excess Real Estate Taxes will be increased for the months following Tenant's receipt of the revised estimate to one-twelfth (1/12) of the revised annualized estimate of Tenant's Pro Rata Share of Excess Real Estate Taxes. If Tenant is obligated to pay Additional Rent pursuant to the terms of this Section for any period which is less than a full calendar year, for the purposes of determining Tenant's Additional Rent obligations under this Section with respect to such partial calendar year, the estimated Real Estate Taxes applicable to the full calendar year of which such partial year is a part shall be pro-rated on a per diem basis and compared to a similarly pro-rated portion of the estimated Real Estate Taxes applicable to the full calendar year of which such partial year is a part shall be pro-rated on a per diem basis, and such amount shall be payable in equal monthly installments during such partial calendar year.

(2) Approximately one hundred twenty (120) days following the last day of each calendar year during the Term, Landlord will provide Tenant with a written comparison of the amount of Tenant's Pro Rata Share of estimated Excess Real Estate Taxes paid for the immediately preceding calendar year (or partial calendar year) to Tenant's Pro Rata Share of Excess Real Estate Taxes actually incurred by Landlord for such calendar year. If the amount of Tenant's Pro Rata Share of estimated Excess Real Estate Taxes paid by Tenant for such prior calendar year (or partial calendar year): (a) exceeds Tenant's Pro Rata Share of actual Excess Real Estate Taxes, Landlord will give Tenant a credit in such amount against current payments of Additional Rent applicable to Excess Real Estate Taxes (or if in the last year of the Term, refund the excess), (b) is less than Tenant's Pro Rata Share of actual Excess Real Estate Taxes, Tenant shall pay Landlord, as Additional Rent, the difference within thirty (30) days following

Tenant's receipt of such written comparison. Any delay or failure by Landlord in billing any Excess Real Estate Tax escalation shall not be construed as a waiver of and shall not impair the continuing obligation of Tenant to pay such escalation.

(3) Real Estate Taxes for any calendar year during which the Building is not ninety five percent (95%) leased, shall be determined by Landlord in its commercially reasonable discretion, based upon the amount that such Real Estate Taxes would be if the Building were fully stabilized at ninety five percent (95%) occupancy.

(G) UTILITIES. "*Utility Costs*" means expenses incurred by Landlord in providing electricity, water, sewer, gas, telephone service, and the costs of any other utilities which Landlord incurs in operating the Building. Landlord and Tenant acknowledge that Tenant's Pro Rata Share of increases in Utility Costs over the Base Utility Costs (as defined below) may be adjusted in the event that certain utilities are separately metered and paid for directly by tenants in the Building, including Tenant.

(H) PAYMENT OF INCREASES IN UTILITIES. The initial Utility Costs (the "*Base Year Utility Costs*") to be used in calculations regarding Excess Utility Costs (defined below) are **Two and 70/100 Dollars ($2.70)** per rentable square feet in the Building. If the Utility Costs for any calendar year during the Term of the Lease exceed the Base Year Utility Costs (hereinafter the "*Excess Utility Costs*"), Tenant shall pay as Additional Rent, Tenant's Pro Rata Share of any such increase as follows:

(1) Prior to the first day of each calendar year during the Term, or as soon thereafter as reasonably practicable, Landlord will provide Tenant with a statement of estimated Excess Utility Costs for the upcoming calendar year, as applicable (based upon Landlord's reasonable estimate of anticipated Utility Costs). Beginning on the first anniversary of the Commencement Date, Tenant shall pay in equal monthly installments, based on Landlord's most recent estimate, Tenant's Pro Rata Share of the estimated Excess Utility Costs. If Landlord reasonably determines that the Excess Utility Costs are greater than Landlord's initial estimate thereof, then Landlord may deliver to Tenant not more than once during any calendar year, a revised estimate of Tenant's Pro Rata Share of Excess Utility Costs. Tenant shall pay to Landlord within thirty (30) days of notification of the revised estimate, the difference between the previous estimate and the revised estimate for the expired portion of the current calendar year. Monthly installments of Tenant's Pro Rata Share of Excess Utility Costs will be increased for the months following Tenant's receipt of the revised estimate to one-twelfth (1/12) of the revised annualized estimate of Tenant's Pro Rata Share of Excess Utility Costs. If Tenant is obligated to pay Additional Rent pursuant to the terms of this Section for any period which is less than a full calendar year, for the purposes of determining Tenant's Additional Rent obligations under this Section with respect to such partial calendar year, the estimated Utility Costs applicable to the full calendar year of which such partial year is a part shall be pro-rated on a per diem basis, and such amount shall be payable in equal monthly installments during such partial calendar year.

(2) Approximately one hundred twenty (120) days following the last day of each calendar year during the Term, Landlord will provide Tenant with a written comparison of

the amount of Tenant's Pro Rata Share of estimated Excess Utility Costs paid for the immediately preceding calendar year (or partial calendar year) to Tenant's Pro Rata Share of Excess Utility Costs actually incurred by Landlord for such calendar year. If the amount of Tenant's Pro Rata Share of estimated Excess Utility Costs paid by Tenant for such prior calendar year (or partial calendar year): (a) exceeds Tenant's Pro Rata Share of actual Excess Utility Costs, Landlord will give Tenant a credit in such amount against current payments of Additional Rent applicable to Excess Utility Costs (or if in the last year of the Term, refund the excess), (b) is less than Tenant's Pro Rata Share of actual Excess Utility Costs, Tenant shall pay Landlord, as Additional Rent, the difference within thirty (30) days following Tenant's receipt of such written comparison. Any delay or failure by Landlord in billing any Excess Utility Costs escalation during the Term or any Renewal Term shall not be construed as a waiver of and shall not impair the continuing obligation of Tenant to pay such escalation.

(3) Utility Costs for any calendar year during which the Building is not ninety-five percent (95%) leased, shall be determined by Landlord in its commercially reasonable discretion, based upon the amount that such Utility Costs would be if the Building were at least ninety-five percent (95%) leased.

(I) OTHER IMPOSITIONS. In addition to all other obligations and liabilities of Tenant to Landlord, Tenant shall: (a) reimburse Landlord for any increase in ad valorem taxes that Landlord becomes obligated to pay which are incurred solely because of Tenant's business being conducted in the Demised Premises, and (b) pay all license and permit fees and all taxes levied or assessed by governmental authorities by virtue of: (i) any Alterations or leasehold improvements to the Demised Premises made by Tenant, (ii) Tenant conducting business or operating the Demised Premises, (iii) Tenant's Permittees, (iv) Tenant's personal property, (v) Tenant's assets, existence or sales and (vi) any other reason related to Tenant, and (c) pay Landlord the amount of any interest or penalties in connection with the foregoing unless caused by the fault of Landlord.

(J) AUDIT RIGHT. At any time within ninety (90) days of Landlord's delivery of the aforesaid year end reconciliation statement regarding Operating Expenses, Real Estate Taxes, and/or Utility Costs (but not more than once per year), an independent certified public accountant, designated and paid for by Tenant, may, upon at least twenty (20) business days prior written notice to Landlord, and at reasonable times, inspect Landlord's records pertaining to such Operating Expenses assessed by Landlord as set forth in such Landlord's statement, provided that Tenant is not then in default under this Lease and Tenant has paid all Rent and other amounts required to be paid. No such audit may be conducted on a contingency basis by the accountant (and therefore no portion of the fee or other compensation payable to the accountant may in any way be tied to the results of such audit), and any such audit conducted on such basis shall be deemed void for the purposes hereof, and Tenant hereby waives and further rights under this Section following the performance of an audit on such basis. Tenant shall (and shall cause its employees, agents and consultants to) keep the results of any such audit or audited statement strictly confidential, and any breach of this requirement or unauthorized disclosure thereof by Tenant, its shareholders, officers, directors, agents, employees or other persons over whom Tenant shall have control shall result in the forfeiture of such audit rights provided herein, and Landlord shall be released from any and all obligation to reimburse Tenant for the costs

incurred to conduct such review and/or audit. The review and audit report will be completed in a timely manner. If such audit or audited statement shows that the Operating Expenses paid by Tenant to Landlord exceeds the amounts to which Landlord is entitled hereunder, Landlord shall refund to Tenant such excess within thirty (30) days. If such audit shows a deficiency in what Tenant paid, Tenant will pay Landlord the deficiency within thirty (30) days. All costs and expenses of any such audit or audited statement shall be paid by Tenant, unless such review and/or audit indicates that Tenant was overcharged by more than five percent (5%) of the actual Operating Expenses due, in which case Landlord shall pay to Tenant the reasonable third party out-of-pocket costs incurred by Tenant in connection with such review and/or audit, if any, not to exceed Two Thousand and 00/100 Dollars ($2,000.00), within thirty (30) days after Tenant's delivery to Landlord of written documentation in support of its review and/or audit costs; provided that any consultant used by Tenant for any such audit shall not be paid on a contingency basis. Under no circumstances will Landlord be responsible to Tenant for any attorneys' fees incurred by Tenant relating to said review and/or audit, dispute or discrepancy concerning Operating Expenses. Tenant acknowledges and agrees that any review or other audit of the Operating Expenses shall be conducted by Tenant on a strictly confidential basis, except that Tenant shall be permitted to share such information with Tenant's employees, consultants, accountants and attorneys, any other representative of Tenant with a need to know, and any breach of this requirement or unauthorized disclosure thereof by Tenant, its shareholders, officers, directors, agents, employees, or other persons over whom Tenant shall have control shall result in the forfeiture of such audit rights provided herein, and Landlord shall be released from any and all obligation to reimburse Tenant for the costs incurred to conduct such review and/or audit.

5. BANKRUPTCY.

(A) For purposes hereof, the following shall be deemed "*Events of Bankruptcy*" of Tenant: (i) if Tenant becomes "insolvent", as defined in Title 11 of the United States Code, entitled "Bankruptcy", 11 U.S.C. Section 101 et seq. (hereinafter called the "*Bankruptcy Code*"), or under the insolvency laws of any state, district, commonwealth or territory of the United States of America ("*Insolvency Laws*"); or (ii) if a receiver or custodian is appointed for any or all of Tenant's property or assets, or if there is instituted a foreclosure action on any of Tenant's property; or (iii) if Tenant files a voluntary petition under the Bankruptcy Code or Insolvency Laws; or (iv) if there is filed an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which is not dismissed within thirty (30) days of filing, or results in issuance of an order for relief against the debtor; or (v) if Tenant makes or consents to an assignment of its assets, in whole or in part, for the benefit of creditors, or a common law composition of creditors.

(B) Upon the occurrence of an Event of Bankruptcy, or if Tenant takes advantage of any Insolvency Laws, then in any such event Landlord at its option and sole discretion may terminate this Lease by written notice to Tenant (subject, however, to applicable provisions of the Bankruptcy Code or Insolvency Laws during the pendency of any action thereunder involving Tenant as the subject debtor). If this Lease is terminated under this Section, Tenant shall immediately surrender and vacate the Demised Premises, waives all statutory or other notice to quit, and agrees that Landlord's obligations under this Lease shall cease from such

termination date, and Landlord may recover possession by process of law or in any other lawful manner. Furthermore, if this Lease terminates under this Section, Landlord shall have all rights and remedies against Tenant provided in case of Events of Defaults of Tenant in payment of Rent or other obligations under this Lease.

(C) If Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord's right to terminate this Lease under this Section shall be subject to the applicable rights (if any) of the Trustee in Bankruptcy to assume or assign this Lease as then provided for in the Bankruptcy Code. However, the Trustee in Bankruptcy must give to Landlord and Landlord must receive proper written notice of the Trustee's assumption or rejection of this Lease within thirty (30) days after the date of the Trustee's appointment; it being agreed that failure of the Trustee to give notice of such assumption hereof within said thirty (30) days period shall conclusively and irrevocably constitute the Trustee's rejection of this Lease and waiver of any rights of the Trustee to assume or assign this Lease. The Trustee shall not have the right to assume or assign this Lease unless said Trustee (i) promptly and fully cures all defaults under this Lease, (ii) promptly and fully compensates Landlord for all monetary damages incurred as a result of such default, and (iii) provides to Landlord "Adequate Assurance of Future Performance", (as defined herein below). Landlord and Tenant hereby agree in advance that "*Adequate Assurance of Future Performance*", as used in this Section, shall mean that all of the following minimum criteria must be met: (a) Tenant or the Trustee must pay to Landlord, at the time the next payment of Rent is then due under this Lease, in addition to such payment of Rent, an amount equal to the next four (4) months' Rent due under this Lease, said amount to be held by Landlord in escrow until either the Trustee or Tenant defaults in its payment of Rent or obligations under this Lease (whereupon Landlord shall have the right to draw on such escrowed funds) or until the expiration of this Lease (whereupon the funds shall be returned to the Trustee or Tenant within 30 days thereafter, if Tenant is not in default hereunder); (b) Tenant or the Trustee must agree to pay to Landlord, at any time Landlord is authorized to and does draw on the funds escrowed pursuant to clause (a) of this Subsection 5(C) (iii) the amount necessary to restore such escrow account to the original level required by said provision; (c) Tenant must pay to Landlord all rentals and other sums payable by Tenant hereunder including also therein its share (as estimated by Landlord) of the cost of all services provided by Landlord (whether directly or through agents or contractors, and whether or not the cost of such services is to be passed through to Tenant), in advance of the performance or provision of such services, and (d) Tenant or the Trustee must agree that the use of the Demised Premises as stated in this Lease will remain unchanged, and that the assumption or assignment of this Lease will not violate or affect the rights of other Tenants in the Building. In the event Tenant is unable to: (i) cure its Events of Defaults, (ii) reimburse Landlord for its monetary damages, (iii) pay the Rents due under this Lease or any other payments required of Tenant under this Lease on time, or (iv) meet the criteria and obligations imposed by (a) through (d) above in this Section 5(C), then Tenant hereby agrees in advance that it has not met its burden to provide Adequate Assurance of Future Performance, and this Lease may be terminated by Landlord in accordance with Section 5(B) above.

(D) It is further stipulated and agreed that, in the event of the termination of the Term of this Lease by the happening of any such event described in this Section 5, Landlord shall forthwith, upon such termination, and any other provision of this Lease to the contrary

notwithstanding, become entitled to recover as and for damages caused by such termination all amounts permitted by applicable law.

(E) In the event that this Lease is terminated by notice and Tenant shall thereafter seek protection under the Bankruptcy Code or any equivalent state Insolvency Laws or regulations, then Tenant (if a debtor-in-possession) agrees to consent to any application by Landlord to terminate the automatic stay provisions of the Bankruptcy Code or any Insolvency Laws on the grounds that there is no equity in the Lease as a result of the pre-petition termination notice.

6. INSURANCE AND INDEMNITY.

(A) It is further understood, agreed and covenanted by and between the parties hereto that Tenant will be responsible for any claim for damages arising from injury or any claim of death or injury to persons or damage to property, or any incident that occurs, at or upon said Demised Premises caused or occasioned directly or indirectly by Tenant's or any Permittees' use or occupancy of said Demised Premises, and that Tenant will and does hereby defend, indemnify and hold harmless Landlord, its partners and agents and its and their successors and assigns from and against any and all liability, damages, expenses, claims, suits, actions or causes or rights of action arising from or caused by any such damages or injury or claim for damages or injury (including death) to persons or property at or upon said Demised Premises during the Initial Term and any renewal or extension thereof, except and to the extent caused solely by the gross negligence or willful misconduct of Landlord or any Landlord Parties (as that term is defined in Section 19 herein). In confirmation thereof, Tenant covenants and agrees that it will, from and after the date of the delivery of the Demised Premises from Landlord to Tenant and at all times during the Term of this Lease, at its own expense, carry and maintain in full force and effect, with companies reasonably satisfactory to Landlord, the following:

(i) Commercial General Liability insurance, or its equivalent, written on an occurrence basis, covering bodily injury, personal injury and contractual liability (that recognizes this Lease), providing coverage which will pay all sums which any named and/or additional insureds shall be legally liable to pay as damages due to bodily injury (including death), personal injury, property damage and contractual liability. Such coverage shall be primary with respect to the Demised Premises and shall provide for minimum limits of liability of no less than Two Million Dollars ($2,000,000.00) per occurrence, per location.

(ii) Umbrella liability insurance in an amount equal to at least Five Million Dollars ($5,000,000).

(iii) Statutory Workers' Compensation Insurance to comply with the applicable laws of the state of Maryland and Employer's Liability Insurance with limits of not less than $500,000 for bodily injury by accident or disease. This policy shall include a waiver of subrogation waiving rights of subrogation against the Landlord.

(iv) Cause of Loss Special Form Property and casualty insurance, or its equivalent, covering Tenant's trade fixtures, merchandise and personal property from time to time in, on or about the Demised Premises, and all leasehold improvements to the Demised Premises specifically including any heating and cooling facilities serving the Demised Premises which may be located outside the Premises provided that Tenant shall have the option to self-insure for plate glass. Such insurance (x) shall be written on a replacement cost basis in an amount at least equal to one hundred percent (100%) of the replacement cost of the insured property; and (y) shall provide protection against perils that are covered under standard insurance industry practices within the classification of special causes of loss.

(v) Business income interruption insurance on an actual loss sustained basis, which insurance shall insure against the perils referred to in Section 9 of this Lease.

(vi) Automobile liability insurance for commercial vehicles utilized in Tenant's business operations with limits of not less than $1,000,000.

(B) All policies of insurance provided for shall be issued in form acceptable to Landlord, by insurance companies having and maintaining at least an (A-)-VIII rating in the most currently available "Best's" Insurance Rating Service, and admitted and licensed to do business in the state of Maryland. Each and every such policy:

(i) Shall be issued in the names of Tenant and shall name as additional insureds: Landlord and Minkoff Development Corporation (20457 Seneca Meadows Parkway, Germantown, Maryland 20876) and any other parties in interest from time to time designated in writing by notice from Landlord to Tenant;

(ii) Shall (or a certificate thereof shall) be delivered, together with a paid receipt therefor to Landlord and any such other parties in interest not later than the date of delivery of possession of the Premises to Tenant and thereafter at least thirty (30) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent, and each certificate shall indicate specifically the form on which an occurrence basis policy is written, the policy deductible and that the insurer has waived any rights of subrogation it would otherwise have against Landlord;

(iii) Shall contain a provision that any misrepresentation or breach of the policy conditions by one insured shall not invalidate coverage for any other insured;

(iv) Shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days' notice in writing in advance of the insurer's intention to cancel, refuse to renew or otherwise terminate the policy, suspend or terminate any cover, reduce any policy limits, increase any policy deductibles or otherwise alter any terms or conditions of the policy; provided, however that Landlord acknowledges that many insurers are unwilling to provide the notice described in this subsection (iv) and agrees that if Tenant's insurer is similarly unwilling to provide

such notice, Tenant's obligation pursuant to this subsection (iv) shall be to promptly notify Landlord upon receipt by Tenant of any notice from Tenant's insurer of any cancellation, failure to renew, reduction of amount of insurance or change in coverage;

(v) Shall be written as a primary non-contributory policy which does not contribute to and is not in excess of coverage which Landlord may carry, notwithstanding the requirement that Landlord be named as an additional insured and regardless of any other insurance that Landlord may elect to obtain;

(vi) Shall not provide for deductibles in excess of $10,000;

(vii) Shall provide the full amount of any losses sustained shall be payable for Landlord's benefit under the terms of this Lease notwithstanding any act, omission or negligence of Landlord or Tenant which might otherwise result in a forfeiture of insurance coverage.

(C) Prior to the Commencement Date, Tenant shall cause its general contractor to obtain and maintain throughout the completion of Tenant's Work, and, throughout the Term, during the period of any repairs, renovations or other work, Tenant shall, at its expense, obtain and maintain the following insurance coverages: (i) worker's compensation insurance as required by the jurisdiction in which the Demised Premises is located; (ii) Builder's Risk Insurance covering all risk special perils covering the Tenant's property, wherever located in or about the Demised Premises, on a replacement cost basis with no co-insurance; and (iii) comprehensive general liability insurance (including, without limitation, contractor's liability coverage, contractual liability coverage, completed operations coverage, a broad form property damage endorsement and a contractor's protective liability endorsement) providing on an occurrence basis a minimum combined single limit of $2,000,000.00.

(D) Landlord shall maintain and keep in full force and effect insurance policies as set forth in Section 8(B) of the Lease, including general liability with excess umbrella coverage, property fire and extended casualty insurance for the replacement cost value of the Building, and such other insurance policies as Landlord may deem reasonable and customary for similar buildings in the Gaithersburg sub-market including, but not limited to, coverage for environmental risks and loss of rent. The insurance required by Landlord hereunder may be provided under a blanket or master policy, which includes properties other than the Building and Land, and shall be subject to reasonable and customary deductibles in the industry. Subject to the limitation on Landlord's liability provided in Section 13 below, and subject to the waiver of subrogation contained in Section 6(E) below, and except for any claims arising from the negligence or willful misconduct of Tenant or Tenant's Permittees, Landlord will and does hereby agree to defend, indemnify and hold harmless Tenant, its partners, officers, agents, and their successors and assigns from and against any and all liability, damages, expenses, claims, suits, actions or causes or rights of action suffered by or claimed against Tenant, directly based on, arising out of or resulting from Landlord's or any Landlord Parties' gross negligence or willful misconduct. Landlord's indemnity obligations under this Section of the Lease shall survive expiration or termination of this Lease for the applicable periods of statutes of limitations.

(E) Notwithstanding anything in this Lease to the contrary, Landlord and Tenant for themselves and any and all parties claiming under or through them, including without limitation their respective insurers, hereby mutually release, discharge, and waive against each other and their respective officers, directors, partners, members, employees, agents and affiliates any claims for loss or damage to any person or to the Demised Premises, Building, Common Areas, Land, and improvements, fixtures, equipment and any other personal property of either party that are caused by or result from risks insured against under any insurance policies carried by Landlord or Tenant and in force at the time of such damage, or which would have been insured against had Landlord or Tenant carried the insurance policies required to be carried pursuant to the terms of the Lease, and hereby waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof even though such loss or damage was caused by the act, omission, fault, negligence or misconduct of Landlord or Tenant and their respective employees, agents, contractors, invitees, or guests. Landlord and Tenant agree to obtain and maintain throughout the Term of the Lease endorsements to their respective "Special Form Causes of Loss" or "All Risk" coverage policies, automobile and worker's compensation policies waiving the right of recovery or subrogation of their insurance companies against the other party and its agents and employees. Except to the extent expressly provided herein, nothing contained in this Lease shall relieve Landlord or Tenant of any liability to each other or to their insurance carriers which Landlord or Tenant may have under law or the provisions of this Lease in connection with any damage to the Demised Premises, Building, Common Areas, Land, improvements, fixtures, equipment, furniture, inventory and any other personal property of the other party by fire or other casualty. The provisions of this Section 6(E) shall apply only while waiver of subrogation is available at standard rates, without additional cost, from insurance companies licensed in the State of Maryland. Landlord and Tenant agree to notify their respective insurance carriers of this provision and to notify each other in writing if there is a change in the availability of waiver of subrogation from their respective insurance carriers.

7. SUBLETTING AND ASSIGNMENT.

(A) It is further understood, agreed and covenanted by and between the parties hereto that Tenant shall have no right to, and will not, transfer or assign this Lease, or sublet or transfer possession of said Demised Premises, or any part thereof, voluntarily, or involuntarily, whether by operation of law, in bankruptcy or otherwise, without the prior written consent of Landlord (as specified in Section 18 of the Lease). If Tenant desires to assign this Lease or to sublet the entire Demised Premises, then in any such event, Landlord shall have the right (and such right is hereby expressly reserved unto Landlord) in its sole discretion, but not the obligation, by written notice given to Tenant within twenty (20) days from Landlord's receipt of a written proposal for such assignment or sublease, to cancel and terminate this Lease and recover possession of the Demised Premises; provided however, Tenant may nullify such cancellation and termination by delivering written notice to Landlord of a rescission of such request within five (5) business days of receipt of Landlord's notice of election to terminate. Any assignment or subletting and any consent of Landlord thereto shall not release Tenant of any liability under this Lease, and shall not waive the obligation to obtain Landlord's consent to any further assignment or subletting. Any assignment or subletting, including the use of the Demised Premises by the assignee or subtenant, shall be subject to all of the terms and provisions of this

Lease. Tenant shall pay to Landlord, as Additional Rent within thirty (30) days of demand by Landlord therefor, all reasonable administrative review and processing fees, costs or expenses and including, without limitation, attorneys' fees and other professional fees incurred by Landlord (or Landlord's mortgagee) with respect to the review and consent or denial of consent of the foregoing; provided, however, such fees and expenses shall not exceed, in the aggregate, Two Thousand Five Hundred and 00/100 Dollars ($2,500).

(B) With any request for Landlord's consent to an assignment or subletting, Tenant shall provide Landlord a copy of the proposed instrument of assignment or sublease in form and content reasonably acceptable to Landlord and legally binding upon and enforceable against Tenant and the assignee or sublessee, together with such additional information as Landlord reasonably may require. All cash or other proceeds whatsoever payable by or on behalf of a transferee of this Lease or the Demised Premises, whensoever same may be payable, shall be deemed to be Rent, and fifty percent (50%) of any such rent in excess of the rentals payable by Tenant hereunder (determined net of Tenant's reasonable transaction costs in connection with such transfer) shall promptly be paid to Landlord; provided, however, that Landlord shall not be entitled to any non-rent consideration paid in connection with a business sale or merger or other similar business transaction for which the assignment is necessary but fulfilling a larger purpose than solely the assignment of this Lease.

(C) Notwithstanding anything herein above to the contrary, Landlord's consent shall not be required and Landlord shall not have a termination right with respect to the subletting of all or a part of the Premises or the assignment of Lease by Tenant to a Tenant Affiliate (as defined below) (a "*Permitted Transfer*"), subject, however, to prior written notice being furnished by Tenant to Landlord providing (i) the name, address, state of incorporation and Certificate of Good Standing or foreign qualification, if applicable, from the Maryland State Department of Assessment and Taxation on behalf of such Tenant Affiliate; (ii) the name, title, address, phone and fax number of the proper authorized officer or agent of such Tenant Affiliate to receive any written notice to be issued by Landlord under the Lease; (iii) written documents satisfactory to Landlord, in its reasonable judgment, to establish that any such proposed assignee or sub-lessee is a Tenant Affiliate, including the nature of the transaction (e.g., stock or asset sale) and the effective date of the transaction; and (iv) evidence, reasonably satisfactory to Landlord, that the Tenant Affiliate has a liquid net worth equal to or greater than that of Tenant as of the date this Lease was executed. Such subletting or assignment shall be subject to all of the terms and provisions of this Lease and Tenant shall remain jointly and severally liable under the Lease along with such Tenant Affiliate (except to the extent that, as a result of a merger, the transferring "Tenant" ceases to exist). For purposes of this Section 7(C), the phrase "*Tenant Affiliate*" shall mean any legal entity owning Tenant, owned by Tenant or under common ownership, management or control with Tenant or which acquires and succeeds to ownership of all of Tenant's business as a result of either (i) purchase of all or substantially all of Tenant's assets, or (ii) purchase of all or substantially all issued and outstanding shares of capital stock in Tenant, or (iii) a merger, consolidation or public offering. Tenant further agrees to provide Landlord with satisfactory documents to establish that such proposed assignee or sub-lessee is a Tenant Affiliate at the time that Tenant furnishes written notice thereof as required herein.

(D) Notwithstanding any provision herein to the contrary, Landlord's consent

shall not be required, and Landlord shall not have a recapture right, and Tenant shall not be obligated to share excess rental with Landlord, in connection with any occupancy arrangement for shared laboratory facilities at the Clinical Laboratory Innovation Accelerator (CLIAx) Space that Tenant may enter into with Tenant's business partners, vendors, associates, or other third parties (as applicable, a "*Permitted Business Occupant*" and such arrangement, a "*Sharing Arrangement*"), and the same shall not be deemed a transfer hereunder, provided that: (i) written notice of such occupancy is delivered to Landlord at least ten (10) days prior to the commencement of any such occupancy; (ii) such occupancy otherwise complies with the applicable terms, conditions and provisions of the Lease; and (iii) all costs of services requested by Tenant or the Permitted Business Occupant (provided, however, that Landlord shall have no obligation to provide any services unless requested directly by Tenant) and provided by Landlord in connection with such Permitted Business Occupant shall be promptly paid by Tenant to Landlord within thirty (30) days of demand. All acts and omissions of any such Permitted Business Occupant or anyone claiming under or through any such Permitted Business Occupant which shall be in violation of any of the obligations of this Lease shall be deemed to be a violation by Tenant under this Lease, and Tenant shall ensure that the acts and omissions of such Permitted Business Occupant are covered under Tenant's insurance policies for the Premises under this Lease. Such occupancy shall be subject and subordinate to this Lease and to the matters to which this Lease is subject and subordinate. Tenant acknowledges and agrees that any such Permitted Business Occupant shall not be entitled to any signage at the Building, nor shall such Permitted Business Occupant have any separate rights under this Lease. The rights granted in this paragraph are personal to the original named Tenant hereunder and do not inure to the benefit of any subsequent tenant, subtenant or assignee of this Lease other than a Tenant Affiliate.

8. INTENTIONALLY OMITTED.

9. DAMAGE BY FIRE OR OTHER CASUALTY.

(A) In the event that the Demised Premises should be damaged by fire or other casualty so that the same shall be rendered partially untenantable, such damage shall be repaired by Landlord as promptly as is reasonably possible, and the Rent shall be abated (from the date of such damage until the damage is repaired) in the same proportion as the area of the Demised Premises rendered untenantable bears to the total area of the Demised Premises. Landlord shall not be held liable in damages or otherwise for any delay in making or completing said repairs, whether or not caused by time necessary to settle insurance claims, nor strikes, acts of God or other casualties or any circumstances.

(B) In the event that the Demised Premises shall be substantially (i.e., 40% or more of the demised space) destroyed or rendered totally untenantable, or following any casualty whereby Landlord's mortgage lender does not make adequate insurance proceeds available to Landlord to pay for the costs of repairs and restoration, then in any such event Landlord shall have the option in its sole discretion of rebuilding the Demised Premises, or of not rebuilding the Demised Premises and instead canceling this Lease. Landlord, in exercise of such option, shall determine whether or not to rebuild and shall notify Tenant of such determination in writing, within sixty (60) days after such damage or destruction. If Landlord shall determine to rebuild or

repair such damage or destruction, Landlord agrees to make such repairs with reasonable promptness and dispatch, and the Rent shall abate (from the date of the damage or destruction until the repairs required of Landlord under this Section are Substantially Complete) in proportion to the area of said Demised Premises rendered untenantable. If Landlord determines to rebuild as aforesaid, this Lease shall not be canceled, but instead shall remain in full force and effect and Tenant shall reoccupy the Demised Premises (and Rent abated as aforesaid shall again accrue and be payable) when the repairs required of Landlord under this paragraph are substantially complete. If Landlord elects to cancel this Lease under this paragraph, then Rent and all other sums payable by Tenant under this Lease shall be adjusted, pro-rated and paid by Tenant to the date of such damage. Any repair and restoration to be performed by Landlord under this Section 9 shall be limited to those portions of the Demised Premises which were constructed by Landlord; it being agreed that when Landlord completes its repairs thereof to be made pursuant to this Section 9, all Rent (if any) abated under this Section 9 shall again commence to be due and payable. Tenant, at its own expense, will repair or replace any damage to its furniture, merchandise, trade fixtures, equipment, personal property and other items belonging to Tenant if damaged or destroyed by fire or other casualty, and also all leasehold improvements or Alterations constructed by Tenant.

(C) In the event that (i) the Demised Premises shall be substantially destroyed as defined above and Landlord elects to rebuild same (pursuant to Section 9(B) above), and if Landlord fails to restore said Demised Premises within two hundred seventy (270) days after the destruction or damage rendering the Demised Premises substantially destroyed, or if the Landlord's insurance company determines and advises the parties that the Demised Premises cannot be repaired within two hundred and seventy (270) days after the date of damage (such determination to be made and given within fifteen (15) days after request by either party), then in either such event Tenant (if it is not in an Event of Default under this Lease, beyond any applicable notice and cure period, and if the damage was not caused by Tenant or its Permittees) at its option may terminate this Lease by giving written notice to Landlord within fifteen (15) days after the end of the two hundred seventy (270) day period aforesaid or within fifteen (15) days after receipt from the insurance company of its aforesaid determination as the case may be. However, Tenant's notice of termination hereof shall be ineffective, null and void if Landlord completes the restoration of the Demised Premises within thirty (30) days from Landlord's receipt of such termination notice.

10. COMPLIANCE WITH LAWS, ETC.

Tenant, at its own expense, will promptly comply with, observe and perform all of the requirements of, and will obtain and maintain in force all licenses, permits and other authorizations required by, all of the statutes, ordinances, rules, orders and regulations, now in effect or hereafter promulgated, concerning the use or occupancy of the Demised Premises and/or the conduct of Tenant's business, and whether required by federal, state, county or town governments and whether required of Tenant or Landlord (collectively, "*Laws*"). Tenant agrees that it will promptly comply, at its own expense, with all rules, orders and regulations of the county Fire Marshal or other governmental agency or authority having jurisdiction for the prevention of fire, and other hazards, applicable to said Demised Premises, or for the preservation of the Demised Premises, or the correction or abatement of nuisances or grievances

for which either Landlord or Tenant may be responsible as a result of Tenant's use and occupancy of the Demised Premises during the Term of this Lease, and Tenant shall at its own expense comply with all rules, regulations and requirements of Landlord's and Tenant's insurance carriers concerning Tenant's use and occupancy of the Demised Premises and conduct of its business therein (collectively, "*Insurance Requirements*"). Except as provided for in Section 34, below, Tenant shall not place or store in the Demised Premises, nor deposit in any utility lines thereof, any hazardous or toxic substances or material or any items which violate any applicable federal, state, or local environmental protection laws or the requirements of Landlord's insurance carriers, and Tenant will indemnify, defend and hold Landlord harmless from all liability and expense arising from Tenant's violation of this Section 10. Tenant's obligation to indemnify, defend and hold Landlord harmless under this Section 10 of the Lease shall survive the expiration or termination of this Lease and, provided the Demised Premises is delivered to Tenant with the Landlord's Work in compliance with the then-applicable provisions of the ADA, shall include any and all liability, losses, costs, damages, claims, cause or causes of action of whatsoever nature arising out of or in connection with Tenant's breach or purported breach of Tenant's compliance obligations applicable to the Demised Premises under the Americans with Disabilities Act of 1990 or any regulations promulgated thereunder, as the same may hereinafter be amended (collectively, the "*ADA*"), and under applicable life safety codes at any time during the Term of the Lease (including any renewal or extension thereof).

11. NON-WAIVER OF BREACH.

The failure of Landlord to insist, in any one or more instances, upon a strict performance of any of the covenants of this Lease, or to exercise any option herein contained (except as specifically pertaining to Tenant's Renewal Option rights granted in Section 29 of this Lease), or to serve any notice, or to institute any action or summary proceedings, or otherwise to act as though this Lease had expired pursuant to any of the provisions of this Lease, shall not be construed as a waiver or relinquishment by Landlord for the future, of such covenant or option, or right thereafter to serve notice and to have this Lease expire under any provision of this Lease, but such covenant or option shall continue and remain in full force and effect. The receipt by Landlord of Rent, with knowledge of the breach of any covenant hereof, shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made, unless expressed in writing and signed by Landlord or its duly authorized agent. The rights and remedies herein created are cumulative, and the use of one remedy shall not be taken to exclude or waive the right to the use of another.

12. EVENT OF DEFAULT; REMEDIES; RELETTINGS; LEGAL COSTS; INTEREST; ACCORD AND SATISFACTION; CONCESSIONS.

(A) EVENT OF DEFAULT. It is hereby mutually covenanted and agreed, that any or all of the following shall be an "*Event of Default*" by Tenant:

(1) if Tenant should fail to pay promptly when and as due any payment of Basic Monthly Rental, Additional Rent or other sums payable by Tenant hereunder (a "*Monetary Default*"), and if such Monetary Default is not fully cured within **five (5) business days** after Tenant's receipt of written notice thereof from Landlord to Tenant (except that

Landlord need not give Tenant more than two (2) notices of non-payment of monthly rental installments in any one Lease Year, it being agreed an Event of Default shall exist without regard to such notice as concerns more than two (2) monthly rental defaults in a Lease Year); or if Tenant shall fail promptly and timely to keep and perform each and every covenant, condition and agreement not involving payment of money (a "*Non-Monetary Default*") herein contained and on the part of Tenant to be kept and performed, and if such Non-Monetary Default is not fully cured within **thirty (30) days** after written notice from Landlord to Tenant (or within such additional time as reasonably needed to cure same if Tenant acts diligently to and does cure same promptly and holds Landlord harmless from all liability and expense arising from such default and the existence thereof is not a default under any deed of trust on the Demised Premises and does not materially adversely affect the value, safety or security of the Demised Premises nor cause unreasonable disturbance to other tenants of the Building or neighboring buildings); or if Tenant fails to keep in force any insurance herein required and such default is not cured within **five (5) business days** after Tenant's receipt of written notice, or if any act or omission of Tenant causes unreasonable interference with the use, occupancy or quiet enjoyment of any other tenant of the Building or of any neighboring building and is not abated within **five (5) business days** after Tenant's receipt of written notice from Landlord; or

(2) if Tenant shall abandon or evidence any intention to abandon the Demised Premises and fail to pay any Rent due under the Lease; or,

(3) if Tenant's estate hereby created shall be taken on execution or other process or law; or

(4) if there shall occur any of the events described in Section 5 hereof which entitle Landlord to terminate this Lease pursuant to said Section 5;

(B) <u>REMEDIES</u>. In each and every such Event of Default, from thenceforth and at all times thereafter, at the exclusive and absolute option and discretion of Landlord, Tenant's right of possession of the Demised Premises shall thereupon cease and terminate, and Landlord, in addition to its right to distrain for Rent, shall be entitled to the immediate possession of the Demised Premises and to remove all persons and property therefrom and to re-enter the same without further demand of Rent or demand of possession of said Demised Premises, with or without process of law and without becoming liable to prosecution therefor, any statutory or other notice to quit or of intention to re-enter being hereby expressly waived by Tenant; and in the event of such re-entry or retaking by Landlord, Tenant shall nevertheless remain in all events liable and answerable for the full Rent to the date of retaking or re-entry. Landlord shall also have the right to declare immediately due and payable the total amount of the Rent that Tenant would have been required to pay under this Lease for the balance of the Term, discounted to present value at the rate of two and one-half percent (2.5%) per annum, minus the proceeds of the reletting of the Demised Premises for the remainder of the Term, similarly discounted, after deducting all reasonably anticipated costs of reletting, and Tenant shall be and remain answerable in damages for the deficiency or loss of Rent which Landlord may thereby sustain in respect of the balance of the Term as a result of such Event of Default and respective termination of the Lease. Landlord also reserves full power, which is hereby acceded to by Tenant, to re-let said Demised Premises or any portion(s) thereof as Landlord may select, upon such terms and

rentals as Landlord may deem proper (which re-lettings may be for a term lesser or longer than the Term of this Lease, at Landlord's exclusive discretion), all at the risk and cost and for the benefit of Tenant in liquidation and discharge, in whole or in part, as the case may be, of the liability of Tenant under the terms and provisions of this Lease, and such damages, at the option of Landlord, may be recovered by it at the time of the retaking or re-entry, or in separate actions, from time to time, as Tenant's obligation to pay Rent would have accrued if the Term had continued, or from time to time, as said damages shall have been made more easily ascertainable by relettings of the Demised Premises, or such action by Landlord may at the option of Landlord be deferred until the expiration of the Term, in which latter event the cause of action shall not be deemed to accrue until the date of the termination of said Term.

(C) RELETTINGS. All rentals received by Landlord in any such reletting shall be applied first to the payment of such expenses as Landlord may have incurred in recovering possession of the Demised Premises and in reletting the same, including also brokerage commissions and fees and costs of renovations and alteration of the Demised Premises, second, to the payment of any costs and expenses incurred by Landlord, including also making necessary repairs to the Demised Premises or in curing any Events of Default on the part of Tenant in any covenant or condition herein made binding upon Tenant, and, last, any remaining rental shall be applied toward the payment of Rent due from Tenant under the terms of this Lease, with interest at the Default Interest Rate, and Tenant expressly agrees to pay any deficiency then remaining. Landlord, however, at its option, may refrain from terminating Tenant's right of possession, and in such case may enforce against Tenant the provisions of this Lease for the full Term thereof. Upon receiving legal possession of the Demised Premises from Tenant following an Event of Default by Tenant hereunder, Landlord shall use commercially reasonable efforts to re-let the Demised Premises, provided, however, that Landlord shall not be required to re-let the Demised Premises instead of other vacant space in the Building or in any other buildings in Shady Grove Development Park owned by Landlord or by any entities in which Landlord or any partners of Landlord may have an ownership interest ("*Related Owners*").

(D) LEGAL COSTS. In any action or proceeding which Landlord or Tenant may be required to prosecute to enforce its respective rights hereunder, the unsuccessful party therein agrees to pay all costs incurred by the prevailing party therein, including reasonable attorneys' fees, to be fixed by the court, and said costs and reasonable attorneys' fees shall be made a part of the judgment in said action or proceeding. In any situation in which a dispute is settled other than by court action or other adjudicatory proceeding, Tenant expressly agrees to reimburse Landlord for all costs, including reasonable attorneys' fees, Landlord may incur in enforcing Landlord's rights against Tenant under this Lease including, but not being limited to, the collection of Rent and/or other sums due under the Lease, the resolution of Events of Default and/or Bankruptcy, and the securing of possession of the Demised Premises. Tenant's payment of Landlord's costs and attorneys' fees relating thereto shall be considered a payment of Additional Rent.

(E) INTEREST. If a Monetary Default by Tenant occurs under any terms of this Lease, Tenant shall pay Landlord, in addition to the amount so in default and any Late Charges that may be applicable, interest at the rate of **twelve percent (12%)** per annum, or the highest lawful rate, whichever is less (the *"Default Interest Rate"*), from the date the payment was due

until the date Landlord receives said payment. If a Non-Monetary Default by Tenant occurs under any provisions of this Lease, Landlord at its sole option and discretion may take the action to cure such Non-Monetary Default (without any obligation to do so) in addition to and without waiving any other remedies, and Tenant will reimburse Landlord promptly on demand for all reasonable costs incurred by Landlord plus interest at the Default Interest Rate from the date Landlord pays for such incurred costs until the date Landlord receives payment from Tenant.

(F) ACCORD AND SATISFACTION. No receipt and retention by Landlord of any payment tendered by Tenant in connection with this Lease will give rise to or support or constitute an accord and satisfaction, notwithstanding any accompanying statement, instruction or other assertion to the contrary (whether by notation on a check or in a transmittal letter or otherwise), unless Landlord expressly agrees to an accord and satisfaction in a separate writing duly executed by the appropriate persons. Landlord may receive and retain, absolutely and for itself, any and all payments so tendered, notwithstanding any accompanying instructions by Tenant to the contrary. Landlord will be entitled to treat any such payments as being received on account of any item or items of Rent, interest, expense or damage due in connection herewith, to be applied in such amounts and in such order as Landlord may determine at its sole option.

(G) CONCESSIONS. Any abatements of Rent or other economic incentives (such as moving allowances, the cost of performing Landlord's Work, brokerage fees, or any other cash payments or allowances) made by Landlord to or on behalf of Tenant in conjunction with this Lease (the "*Concessions*") are subject to the condition that during the Initial Term of the Lease, Tenant will faithfully comply with all of the terms and conditions of the Lease. If, after an Event of Default, the Lease is terminated and Landlord takes possession of the Demised Premises to mitigate its damages, then Tenant shall reimburse Landlord as Additional Rent for the cost of the Concessions multiplied by a fraction, the numerator of which shall be the number of months remaining in the Initial Term after the Event of Default occurs, and the denominator of which shall be the number of months in the Initial Term of this Lease.

13. LANDLORD'S LIABILITY.

If Landlord shall sell, convey or otherwise transfer or dispose of the Demised Premises and/or the Building in which same is located, and if the purchaser then assumes all obligations of the Landlord under this Lease, then the undersigned Landlord shall be deemed to be released of all obligations hereunder, effective from and after the date of such transfer. Landlord's liability under this Lease shall be limited to its ownership interest in the Building and Land. In no event shall any partners in Landlord ever have any personal liability under this Lease, nor may this Lease be enforced against any such partners in Landlord, nor shall Tenant have any recourse to any assets or properties of any partners in Landlord for enforcement of any provisions of this Lease.

14. TENANT'S SIGNS.

Without the prior written consent of Landlord, Tenant may not erect or install any sign or other type of display on the exterior of the Premises or the Building, or inside the Premises in such a manner as to be visible from outside the Premises, without Landlord's prior

written consent in each instance. At Landlord's cost, Landlord will initially provide and install Building standard suite entry signage for the Premises, and Tenant may not use any other signage or lettering without Landlord's prior written consent. Landlord will initially include Tenant's name in the Building lobby directory at Landlord's expense. Any subsequent modifications to any signage with regard to Tenant shall be at Tenant's expense.

In addition, Tenant shall have the right, with Landlord's prior written consent, to install signage on the Building ("*Tenant's Exterior Signage*"), in the location shown on **Exhibit "F"** ("Tenant's Exterior Signage Location"), in compliance with all Laws and covenants applicable to the Center, if any, identifying Tenant as an occupant of the Building. The design, materials, color and method of installation of Tenant's Exterior Signage are subject to Landlord's review and approval and must also comply with applicable signage provisions of the applicable Montgomery County zoning regulations and the requirements of the Montgomery County Sign Review Board, or similar governmental entity. Tenant shall not place any signs or other forms or kinds of advertising in or about the Demised Premises, which may be visible from the exterior thereof, without Landlord's prior written consent in each instance. Any signs installed by Tenant shall be installed at its own cost and expense and shall be removed by Tenant by the expiration or termination of the Lease, with all damage to Landlord's property, the Building, Common Areas or Land promptly repaired by and at the expense of Tenant. In the event that Tenant shall fail to abide by the foregoing provisions of this paragraph, following reasonable advanced notice and an opportunity to cure the same, and it becomes necessary for Landlord to perform same, Tenant agrees, after written notice from Landlord and opportunity to cure, to reimburse Landlord for all such costs and expenses incurred by Landlord.

15. LANDLORD'S SIGNS.

Tenant agrees that Landlord and its agents shall have the right to place a "For Lease" sign in the front or exterior of the Demised Premises if (i) Tenant is in an Event of Default or Event of Bankruptcy, beyond any applicable notice and cure period, or (ii) Tenant has failed to timely exercise the Renewal Option pursuant to Section 29(A) of the Lease, or (iii) Tenant has notified Landlord of its intention to terminate the Lease, and (iv) at all times during the last twelve (12) months of the operative Term hereof, and a "For Sale" sign at any time, provided said signs do not block the visibility of Tenant's signs and do not unreasonably interfere with Tenant's use of the Demised Premises. Tenant will not disturb or obstruct visibility of any such signs. In the event any Building monument signage is made available by Landlord to tenants of the Building, Landlord, at Landlord's cost and expense, shall furnish and install a slat with Tenant's name and logo on such Building monument signage.

16. ENTRY AND ACCESS.

(A) Tenant further agrees that Landlord and/or its representatives, contractors and employees shall have the right at all reasonable times, during Normal Business Hours, upon at least one (1) business day prior notice and accompanied by an escort of Tenant, if Tenant so desires, and at any time without notice or escort in emergencies, to enter upon the Demised Premises to inspect the same or make engineering surveys, exploratory excavations, repairs, alterations and additions, and to perform any work required of Landlord under this Lease or

which Landlord deems necessary for the safety or preservation of the Demised Premises or of the Building, including also any work required of Tenant in respect of which Tenant is in an Event of Default. Tenant also agrees to permit Landlord and/or its agents to show the Demised Premises to prospective tenants at all reasonable times after prior notice and accompanied by an escort of Tenant, if Tenant so desires, during the last six (6) months of the term hereof and any time after Tenant has given Landlord notice of termination of this Lease under any provision hereof entitling Tenant to do so, or if Tenant is in an Event of Default or subject to any Events of Bankruptcy.

(B) If Tenant shall have vacated and abandoned the Demised Premises without continuing to pay Rent as and when due under the Lease, then Landlord and/or its representatives, contractors and employees shall have the right to enter the Demised Premises, by force or otherwise if necessary and without being liable therefor, and without in any manner affecting Tenant's obligations under the Lease. The exercise of such reserved right by Landlord shall not be deemed a disturbance of Tenant's right of Quiet Possession under the Lease, shall not affect Tenant's obligation to pay Rent under the terms of the Lease, shall not be deemed to constitute actual or constructive eviction, and shall not subject Landlord to any liability to Tenant therefor.

17. EMINENT DOMAIN.

Tenant agrees that if the said Demised Premises, or any part thereof, shall be taken, condemned or acquired for public or quasi-public use or purpose by any competent authority, whether by condemnation proceedings, lease or purchase, Tenant shall have no claim against Landlord and shall not have any claim or right to any portion of the amount that may be awarded as damages or paid as a result of any such condemnation, lease or purchase; it being agreed that the full amount of such award, or other proceeds, if any, made or paid by the taking authority shall be paid to and retained by Landlord free of any claim by Tenant to any portion thereof; and all right of Tenant to damages therefor, if any, are hereby assigned by Tenant to Landlord. Should all or a substantial part of the Demised Premises be so taken or acquired, the Term of this Lease shall cease and terminate from the date of the taking, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease or for any other matters. All Rent and other sums payable by Tenant hereunder shall be adjusted and paid by Tenant to the date on which Tenant is required, by said taking authority, to surrender possession of said Demised Premises. However, if the portion of the Demised Premises so taken or acquired does not render the Demised Premises unusable for the purposes herein permitted, then this Lease shall not terminate, but shall continue in effect with the Rent reduced in proportion to the area of the Demised Premises so taken or acquired. Notwithstanding the foregoing provisions of this Section 17, Tenant shall have the right at its own expense, and in a separate action from Landlord's condemnation proceedings, to pursue against the condemning authority claims for Tenant's relocation expenses and other losses (excluding loss of the leasehold) necessitated by such taking of the Demised Premises, provided that no such claim of or award to Tenant shall reduce, delay, interfere with or otherwise in any manner adversely affect any claims of or award to Landlord for taking of Landlord's interest in the Demised Premises, this Lease, the Building, the Land appurtenant thereto or any other claims to which Landlord is entitled.

18. CONSENT.

Whenever the consent or approval of Landlord or Tenant is required under this Lease, such consent will not be unreasonably withheld, conditioned or delayed, except as otherwise herein provided for exclusive discretion given to Landlord. The party giving its consent, or the reasons for not giving consent, shall respond in writing to the other party's request for consent not later than ten (10) business days after its receipt of such request (but shall not be deemed to grant such consent nor to waive any rights by failing to respond within said period).

19. TENANT'S PROPERTY.

Tenant further covenants and agrees that all personal property of Tenant or its Permittees in and upon the Demised Premises shall be and remain there at Tenant's sole risk, and Landlord and its partners, members, agents, contractors and employees, and any mortgagee of Landlord and its or their successors and assigns (collectively, "*Landlord Parties*") shall not be liable for any damage to or loss of any personal property arising from any acts or negligence of any other persons, nor from the leaking of the roof, nor from the bursting, leaking or overflowing of water, sewer or steam pipes, nor from heating or plumbing fixtures, nor from the handling of electric wires or fixtures, nor from any other cause whatsoever, nor shall Landlord or any Landlord Parties be liable for any injury to the person of Tenant or other persons in or about the Demised Premises, (unless and only to the extent caused solely by the gross negligence or willful misconduct of the respective Landlord Parties); Tenant expressly agreeing to save Landlord harmless in all such cases and to carry public liability insurance in a company as provided in Section 6 hereof. Tenant covenants and agrees that it will not operate any machinery in the Demised Premises which may cause unreasonable vibration or damage to the Demised Premises or unreasonably disturb or annoy other tenants, nor to use a loud speaker or any other device nor conduct any activity in or at the Demised Premises which can be heard outside the Demised Premises. No storage of any kind will be allowed on the exterior of the Building or on the Common Areas serving the Building.

20. SUBORDINATION.

Tenant further covenants and agrees that this Lease and the rights of Tenant hereunder are subject and subordinate to the lien of any mortgage or deed of trust encumbrance or encumbrances now or at any time hereafter placed upon said Demised Premises, the Building or the Land by Landlord, and to any and all renewals, modifications, consolidations, recastings, refinancings and replacements thereof (collectively or separately the "*Financing*"). It is the intention of the parties that this provision be self-operating and that no further instrument shall be required to effect such subordination. Tenant, however, does hereby agree to execute and deliver to Landlord or its mortgagees within ten (10) business days after each request any and all instruments necessary to effect such subordination which Landlord or its mortgagees may reasonably request or require. Notwithstanding the subordination of this Lease as aforesaid, any present or future mortgagee or beneficiary under any mortgage or deed of trust covering such Financing at its option may require that this Lease shall be senior in lien to such mortgage or deed of trust, and that this Lease shall not terminate in the event of foreclosure of any such

mortgage or deed of trust. Tenant covenants and agrees in the event of foreclosure of any such mortgage or deed of trust, within ten (10) business days after request of the purchaser or mortgagee, to attorn to the purchaser upon such foreclosure sale and to recognize such purchaser as the landlord under this Lease, and Tenant agrees to execute and deliver at any time, within ten (10) business days after request of Landlord or of any such mortgagee any instrument which may be necessary in any such foreclosure proceeding or otherwise to evidence such attornment. Tenant further waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure. However, provided Tenant is not in an Event of Default hereunder nor subject to any one (1) or more Events of Bankruptcy, Landlord agrees to exercise reasonable efforts (at Tenant's expense if requested to do so by Tenant) to arrange for Landlord's mortgagee to join with Tenant (and with Landlord if the mortgagee so requires) in executing a non-disturbance, subordination and attornment agreement in form and content satisfactory to the mortgagee, within thirty (30) days after any Financing is placed on the Building and/or Land, whereby such subordination of this Lease to Landlord's deeds of trust is confirmed but the mortgagee agrees that this Lease and Tenant's rights hereunder will not be terminated by a foreclosure by such mortgagee so long as Tenant is not in an Event of Default under this Lease, and whereby Tenant grants the attornment mentioned above. However, neither the refusal of any mortgagee to join in any such agreement nor Landlord's inability to cause same to be done shall in any respect affect this Lease or Landlord's rights or Tenant's obligations hereunder. Any mortgagee or foreclosure purchaser or their successors in interest shall not (a) be bound by any prepayment of Rent or other sums more than thirty (30) days in advance paid by Tenant to any prior landlord (including Landlord) other than the advanced payment paid pursuant to Section 1(C)(1) above, nor (b) be bound by any amendment to this Lease or by any waiver or forbearance by any prior landlord (including Landlord) made without prior written consent of such mortgagee, nor (c) be liable for any act, omission or default of any prior landlord (including Landlord), nor (d) be subject to any offsets or defenses Tenant may have against any prior landlord (including Landlord), nor (e) be accountable hereunder for a Security Deposit posted by Tenant hereunder (except to the extent received by such mortgagee or foreclosure purchaser, as the case may be). Any mortgagee of Landlord shall be discharged of all obligations hereunder which may have arisen from its becoming a mortgagee in possession, and landlord, or otherwise after such mortgagee disposes of its interest in the Demised Premises.

21. FIRE INSURANCE.

Tenant will not carry on any activity in the Demised Premises or Building, or do or permit anything to be done therein, which is contrary to any law, ordinance, order or regulation of the federal, state, county or municipal government, or of any board, agency or department thereof. For purposes of definition herein, the "*Basic Rate*" of Landlord's fire insurance on the Building shall be such rate as published by the said appropriate agency having jurisdiction, exclusive, however, of any excess or surcharges appended thereon by virtue of or directly attributable to so-called faults of management. If Tenant's use or occupancy of or business at the Demised Premises or Building causes an increase in the final rate of Landlord's insurance premiums on the Building or the Demised Premises over and above the Basic Rate for construction of this type occupied for the purposes permitted hereunder, then Tenant, upon

written notice from Landlord, shall immediately take all necessary steps to eliminate the activity that is the cause of such excess charge. Should Tenant refuse or fail to take such action as may be necessary to eliminate the cause for said excess charges, Tenant shall pay to Landlord on demand, as Additional Rent, that portion of Landlord's insurance premiums that are charged because of Tenant's failure to comply with this provision as evidenced by written documentation provided by Landlord's insurance carrier and furnished to Tenant. Landlord confirms that, to Landlord's actual knowledge as of the date of Landlord's execution of this Lease, Tenant's Permitted Use (excluding Tenant's use or storage of Hazardous Materials of which Tenant has not yet expressly notified Landlord) and the Approved Working Drawings do not increase Landlord's fire insurance above the Basic Rate.

22. PARKING AREAS.

(A) During the Term, as the same may be extended, Landlord shall provide free, on-site surface parking for the use in common of all tenants in the Building at the rate of approximately **three (3)** parking spaces per **1,000 square feet** of rentable area in the Building; subject, however, to Landlord's right to be reimbursed by Tenant for any parking tax that may be imposed by applicable governmental authority on the Land for the parking of motor vehicles, as set forth in Section 8(A) of the Lease.

(B) Tenant further agrees to keep the parking area in front of the Demised Premises (between the Building line and the property line) clean and free of Tenant's and its invitees' merchandise, property, abandoned vehicles and equipment, at its own expense. In the event that Tenant shall fail to abide by the foregoing provisions of this Lease, and it becomes necessary for Landlord to perform same, Tenant agrees, after written notice from Landlord and an opportunity to cure, to reimburse Landlord for all such costs and expenses occasioned by Tenant's neglect.

23. PLATE GLASS.

Tenant agrees, at its own expense, to replace all plate glass doors, windows and partitions of the Demised Premises with glass of like kind and quality if such glass is cracked, broken or otherwise damaged by Tenant or its Permittees resulting from causes other than those insured against and covered by the insurance policies carried on the Building. If the glass damage is covered under the Building insurance, Tenant agrees to pay or otherwise reimburse Landlord, as Additional Rent, for the deductible portion of any such claim made by Landlord on behalf of Tenant or its Permittees.

24. NOTICES.

(A) All notices required or desired to be given under this Lease must be in writing, and sent via certified or registered U.S. Postal Service First Class Mail, return receipt requested, postage prepaid, or by express or overnight courier service, addressed if **to Landlord at 20457 Seneca Meadows Parkway, Germantown, Maryland 20876**, and if **to Tenant at the Demised Premises**, or to such other address as either party itself may from time to time designate to the other by like notice given at least ten (10) days before the date such address

change is effective. All such mailed notices shall be deemed properly given if given as aforesaid and deposited in a United States post office or mailbox. The date of giving such notices shall be deemed to be the second business day after the date of deposit thereof as aforesaid as concerns mailed notices, or the date of receipt by the addressee or attempted delivery to the address in the case of notices sent by courier.

(B) Written notice shall be given to Landlord, pursuant to Section 24(A) above, for any (i) change of name of Tenant; (ii) change of organizational structure of Tenant; (iii) permission by Tenant to a third party to use all or a portion of the Demised Premises; (iv) encumbrance of this Lease or of the Demised Premises by Tenant; (v) appointment of a receiver or trustee of any of Tenant's property; (vi) assignment or sale in bankruptcy or insolvency of Tenant; or (vii) transfer of majority control of Tenant by any means, including operation of law, to parties or entities other than those maintaining majority control on the date of execution of this Lease. Said notice to Landlord shall be accompanied by the following, as applicable: (i) the new name of the organizational entity, address, state of organizational formation, and Certificate of Good Standing or foreign qualification, if applicable, from the Maryland State Department of Assessment and Taxation on behalf of Tenant; (ii) the name, title, address, phone number, fax number and email address of the proper authorized officer or agent of such Tenant to receive any written notice to be issued by Landlord under the Lease; (iii) name, address and contact information for any parties or entities that maintain majority control of Tenant subsequent to the date of execution of this Lease; and (iv) written documents satisfactory to Landlord, in its reasonable judgment, to evidence any such name change, change in organizational structure, any encumbrance, transfer or assignment of all or any part of Tenant's interest in this Lease or in the Demised Premises, or the transfer of majority control of Tenant, together with such additional information as Landlord reasonably may require.

25. TENANT ESTOPPEL CERTIFICATES; LANDLORD CURE RIGHTS.

(A) TENANT ESTOPPEL CERTIFICATES. Tenant shall, without charge therefor, at any time and from time to time, within ten (10) business days after request from Landlord (but in no event more than two (2) times in any calendar year except in connection with a sale or financing), execute, acknowledge and deliver to Landlord a written estoppel certificate (in form and content reasonably requested by Landlord), certifying to Landlord and/or any mortgagee, assignee of a mortgagee, any master landlord or any purchaser of the Building or Demised Premises, or any other party designated by Landlord, as of the date of such estoppel certificate, as to all or such of the following matters as reasonably requested by Landlord, to the extent such matters then are the case (and if not, then stating all details to the contrary thereof), namely: (a) that Tenant has unconditionally accepted and is occupying the Demised Premises covered by this Lease; (b) that the Landlord's Work has been completed as required by the terms of this Lease; (c) that the Lease is in full force and effect, and that no known Events of Default now exist thereunder; (d) that this Lease constitutes the entire agreement between Landlord and Tenant and has not been modified; (e) that the Lease Rents are now being paid on a current basis, and the date to which any Rent has been paid in advance; (f) that Landlord has fulfilled all of its duties of an inducement nature, and neither Landlord nor Tenant is in an Event of Default under the Lease; (g) that in the event Tenant receives written notice from Landlord's mortgagee stating that a default has occurred under its deed of trust loan, and that the mortgagee requires payment

of rental to it, then Tenant will thereafter remit all Rent payments as directed and to the address set forth in such written notice; (h) that there are no off-sets or credits against Rents, and Rents have not been prepaid more than thirty (30) days in advance; (i) that Tenant has received no notice of a prior assignment, or pledge of Rents, under this Lease; (j) complete details of any matters of which Tenant has knowledge or which Tenant claims, which are contrary to the statements contained in clauses (a) through (f) inclusive, (h) and (i) of this Section; (k) the commencement and expiration dates of the then operative Term hereof, and of any then exercised renewal terms; (l) such other matters concerning this Lease, the parties hereto and/or the Demised Premises as Landlord may reasonably request; and (m) that Tenant understands such Estoppel Certificate is being relied on by the mortgage lender or purchaser requesting same as an inducement to its loan or purchase.

(B) LANDLORD CURE RIGHTS. Landlord shall not be deemed to be in default under any of its obligations under this Lease unless (a) Tenant has given to Landlord (and to each of Landlord's mortgagees of whom Tenant has been given prior written notice of such mortgagee's name and address) written notice of such Landlord default, and (b) such default of Landlord has not been cured by Landlord or its mortgagee within thirty (30) days after their receipt of such notice or within such additional time as may reasonably be necessary to cure same if Landlord or its mortgagee acts with commercially reasonable diligence to cure same (provided, that such mortgagee shall have such additional time to cure same as may be necessary to enable it to exercise any rights under its deed of trust and other loan documents, including foreclosure and acquisition of control and/or possession of the Demised Premises and Building). The cure periods aforesaid afforded Landlord and its mortgagees shall be further extended by all delays in such cure actions caused by fire or other casualty, strikes, lockouts or other labor troubles, shortages of equipment, materials or utilities, power outages, acts of God or the public enemy, vandalism, governmental requirements, action or inaction or other causes not reasonably within their control. Tenant shall not be entitled to exercise any legal, equitable, or other remedies for any default of Landlord unless same remains uncured beyond the grace period after receipt of written notice as aforesaid. Landlord shall not be deemed in default under this Lease, if Landlord or its mortgagee(s) cure(s) such default within the applicable grace period after notice as aforesaid. Tenant's rights and remedies with respect to any default of Landlord hereunder shall be subject to the terms and provisions of this Lease, and in no event shall include any right of Tenant to self-help or to perform any work on behalf of Landlord, nor any right of Tenant to withhold or to any abatement or setoff with respect to any Rent or other sums payable by Tenant under this Lease, nor any right to terminate this Lease.

26. MORTGAGEE REVISIONS.

If requested by Landlord's mortgage lender during its approval of this Lease, Tenant agrees to join with Landlord in executing such amendments to this Lease as such lender may require, provided same do not increase the rentals or other amounts payable by Tenant hereunder, nor materially alter Tenant's rights and/or obligations or Landlord's rights and/or obligations under this Lease.

27. QUIET POSSESSION.

Landlord covenants and agrees with Tenant that upon Tenant's paying the Rent and observing and performing all terms, covenants and conditions of this Lease on Tenant's part to be performed, Tenant shall during the Term of this Lease have quiet possession of the Demised Premises (subject, however, to all terms, conditions and provisions of this Lease), without interference by Landlord or Landlord Parties.

28. MISCELLANEOUS GENERAL PROVISIONS.

(A) JOINT AND SEVERAL. In case two (2) or more persons or parties shall constitute the Tenant hereunder, the covenants, obligations, and agreements herein made binding upon Tenant shall be the joint and several obligations of all such persons and parties.

(B) ENTIRE AGREEMENT. This Lease, including the exhibits referenced herein and annexed hereto, constitutes the entire agreement of the parties in respect of the Demised Premises thereby leased, and there are no oral agreements between the parties. This Lease cannot be modified or amended, except by written instrument executed by Landlord and Tenant.

(C) WAIVER OF JURY TRIAL. Tenant and Landlord waive all right to trial by jury in any proceeding which may be instituted by one party against the other party in respect of the Demised Premises or this Lease.

(D) SEVERABILITY. If any provision of this Lease shall at any time be finally adjudicated to be invalid or illegal by any court of competent jurisdiction, this Lease shall not be invalidated thereby; and in such event this Lease shall be read and construed as if such invalid or illegal provision had not been contained herein, but only to the extent same is so adjudicated to be invalid or illegal.

(E) HEADINGS. The paragraph or section captions hereof are for convenience of reference only and shall not limit or affect the provisions hereof.

(F) MINIMUM TEMPERATURE. Tenant at its own expense agrees to maintain the temperature level in the Demised Premises at a level sufficient to prevent freezing of or damage to any water or sprinkler pipes or lines in or serving the Demised Premises.

(G) BUSINESS DAYS. For purposes hereof, the phrase "*business days*" shall mean Mondays through and including Fridays, excluding holidays on which federal government and Maryland State government offices are closed.

(H) AUTHORITY OF PARTIES. Landlord and Tenant represent to each other that each is duly organized, validly existing and in good standing under the laws of their respective states of formation, as well as in the State in which the Building is located, and that each of the individuals signing this Lease on behalf of Landlord and Tenant have the full right, power, capacity and authority to execute and deliver this Lease as a binding and valid obligation of Landlord and Tenant as the case may be hereunder.

(I) APPLICABLE LAW. This Lease shall be construed under the laws of the State of Maryland, without regard to choice of law or conflict of laws principle.

(J) INTERPRETATION. The parties confirm they have been represented by their own counsel in the negotiation and preparation of this Lease and no provision of this Lease shall be construed against Landlord based on any rules of construction which assume that Landlord has prepared this Lease or that same should be construed against the party preparing same.

(K) LANDLORD APPROVAL. All powers of approval given to Landlord under this Lease, and exercise thereof, are solely for its benefit and do not constitute any representation or warranty from Landlord.

(L) DRAFT NOT BINDING. Submission of this Lease in any number of drafts unexecuted by Landlord and Tenant shall not constitute a reservation of or option for lease, nor shall any negotiations between Landlord and Tenant constitute a legally binding obligation of Landlord and Tenant of any kind; it being agreed that this Lease shall only be binding upon Landlord and Tenant when fully executed by Landlord and Tenant with a counterpart fully executed original hereof received by each of said parties.

(M) BINDING EFFECT. The provisions of this Lease shall bind, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and (subject to Section 7 hereof) assigns.

(N) GENDERS; PRONOUNS. Wherever required in the context, the singular number shall include the plural number, the plural number shall include the singular number, and the use of any gender shall be deemed to include all genders. It is understood and agreed that the relationship between Landlord and Tenant created by this Lease is that of landlord and tenant only and no other and they shall not be deemed partners or agents of the other party hereto.

(O) FINANCIAL INFORMATION. Tenant acknowledges and agrees, at any time during the Term of this Lease (but not more than once during any twelve (12) month period, unless an Event of Default has occurred under the Lease or Landlord or its mortgagee (the *"Mortgagee"*) has a reasonable basis to suspect that Tenant has suffered a material adverse change in its financial position), upon not less than ten (10) business days' prior written notice from Landlord, to deliver to Landlord and/or Mortgagee current financial statements and other financial documents and information, as follows: (i) balance sheet of Tenant (dated no more than thirty (30) days prior to such delivery), (ii) profit and loss statement, (iii) cash flow summary and all relevant accounting footnotes, (iv) Federal Tax returns, as filed, for the two (2) years prior to the current financial statement year, and (v) such other documents and financial information as Landlord or its Mortgagee may request in order to create a "business profile" of Tenant and determine Tenant's ability to fulfill its obligations under this Lease. Such financial statements and other documents and financial information shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant or otherwise certified by the Chief Financial Officer or other duly authorized officer of Tenant to be a true, accurate and complete

presentation of Tenant's current financial position. Any failure of Tenant to strictly comply with this provision shall constitute an Event of Default under the Lease. All such financial information shall be maintained by Landlord in confidence and may not be disclosed to any third party without Tenant's prior written consent, except that Landlord shall be permitted to share such information with Landlord's employees, consultants, accountants, attorneys, mortgagees and any other representative(s) of Landlord on a need to know basis, and as may be required in connection with a dispute with Tenant under this Lease, and as may be required by applicable law or by the order of an appropriate governmental authority.

(P) UNAVOIDABLE DELAY; FORCE MAJEURE. If either party shall be delayed or hindered in, or prevented from, the performance of any work, service or other act required under this Lease to be performed by such party (other than the payment of money such as Rent) and such delay or hindrance is due to acts of God, governmental restrictions or regulations, enemy act, civil commotion, pandemic, epidemic, quarantine, fire or other casualty, or other causes of a like nature beyond the control of the party so delayed or hindered, then performance of such work, service or other act shall be excused for the period of such delay and the period for the performance of such work or other act shall be extended for a period equivalent to the period of such delay. The provisions of this Section 28(P) shall not operate to excuse Tenant from the prompt payment of Rent or any other payments required by the terms of this Lease.

(Q) COUNTERPARTS; ELECTRONIC EXECUTION. This Lease may be executed in two or more counterparts each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. Federal E-SIGN Act of 2000 and Maryland Uniform Electronic Transactions Act of 2010, e.g., https://www.docusign.com/) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(R) GENERATOR. Landlord shall permit Tenant to connect certain pieces of equipment located in the Premises to the Building's backup generator or other uninterruptable power supply (the "Generator"), provided that the load of such connected equipment shall not exceed two (2) watts per square foot. Tenant shall pay all costs and expenses related to such connection (including, without limitation, costs incurred to rewire circuits, if required); however, Landlord shall not charge Tenant any rent or access fee for such connection to the Generator. The costs of operating, maintaining, and repairing the Generator will be included in Operating Expenses. Tenant's use of the Generator shall be at Tenant's sole risk. Landlord shall use commercially reasonable efforts to ensure that the Generator will be operational at all times and that emergency power will be available to the Premises when needed. In furtherance thereof, Landlord shall maintain the Generator in accordance with the manufacturer's standard maintenance guidelines. During any period of replacement, repair, or maintenance of the Generator when the Generator is not operational ("Downtime"), including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up generator or alternative sources of back-up power. Landlord shall use commercially reasonable efforts to minimize the Downtime. Landlord shall

deliver at least 14 days' prior written notice to Tenant of any scheduled Downtime, and Landlord shall deliver notice to Tenant as soon as reasonably practicable under the circumstances of any emergency Downtime. Upon prior written notice from Tenant to Landlord, Tenant shall have the right, at Tenant's sole cost and expense, to arrange for a temporary or permanent generator and/or back-up power supply for the Demised Premises, provided that Tenant shall be responsible for any damage or injury caused by the installation, maintenance, repair, or removal of the same. Landlord and Tenant expressly acknowledge and agree that if Tenant elects to install a permanent generator and/or permanent back-up power supply, the same shall be deemed an Alteration and governed by the terms of Section 3(D) above. Landlord shall provide a location in the parking area or other area on or about the Project in reasonable proximity to the Demised Premises for the placement of such temporary or permanent generator and/or back-up power supply. Upon the expiration or termination of the Lease, any permanently installed generator and/or back-up power supply shall become the property of Landlord and shall remain upon the Center and be surrendered with the Premises, except that Landlord shall have the right, by notice to Tenant, to require Tenant, at Tenant's expense, to remove such generator and/or back-up power supply, and to repair any damage caused by the installation or removal of the same.

29. RENEWAL OPTION AND RENEWAL TERM; RENEWAL RENTAL.

(A) RENEWAL OPTION AND RENEWAL TERM. Provided that no Event of Default or Event of Bankruptcy of Tenant exists under this Lease and no event or condition exists which with the giving of notice or the passage of time, or both, would become an Event of Default or Event of Bankruptcy, each of at the time of exercise of any operative renewal option, or at time of commencement of any operative Renewal Term, Tenant shall have the right and option (the "*Renewal Option*") to renew and extend the Term of this Lease "as is" for **one (1)** additional consecutive period of **five (5) years** (the "*Renewal Term*"), commencing therefor at 12:01 a.m. on the day immediately following the Expiration Date of the Initial Term hereof. Such Renewal Option may be exercised only by written notice from Tenant to Landlord given at least **twelve (12) months** prior to the Expiration Date of the Initial Term hereof, time hereby being of the essence (the "*Renewal Notice*"). Such Renewal Term shall be upon the same terms and conditions of this Lease, except that Tenant shall have no further privilege of extension, and Landlord shall not be obligated to pay for or grant Tenant any allowance for any work, or perform any Alterations, leasehold improvements, refurbishment or any other work for Tenant in the Demised Premises during or with respect to the Renewal Term. If Tenant should fail to timely exercise its Renewal Option for the Renewal Term provided herein, then the Renewal Option right shall automatically lapse and become null and void. The Renewal Option right herein shall apply only with respect to the entire Demised Premises under this Lease, and shall not be assignable by Tenant (other than to a Tenant Affiliate as defined in Section 7(C) herein) without Landlord's prior written consent in each case.

(B) RENEWAL RENTAL. Basic Annual Rental during the Renewal Term shall be at **One Hundred percent (100%)** of the prevailing market rate (including also annual escalations, other additional charges, a new base year for operating expenses and real estate taxes, and market concessions for lease renewal transactions, such as tenant allowance and free rent, if applicable) for comparable office/biotech/lab space and comparable term in the

Gaithersburg, Maryland sub-market as reasonably determined by Landlord (the "*Renewal Rental*"). Landlord shall notify Tenant in writing as to Landlord's reasonable, good faith determination of the Renewal Rental and annual escalation (including market data, comparable rents analysis or other relevant data for comparable properties) within **fifteen (15) business days** after written request by Tenant for such information, which request shall be made by Tenant not earlier than **twelve (12) months** before the Expiration Date of the Initial Term of the Lease. Landlord's determination of the Renewal Rental shall be final and binding in fixing the Renewal Rental and annual escalation, unless, within **fifteen (15) business days** after receipt of Landlord's determination of the Renewal Rental, Tenant notifies Landlord in writing that it disagrees with Landlord's determination and Tenant shall, in good faith, propose a specific alternative Renewal Rental and/or annual escalation. In such event, Landlord and Tenant shall endeavor in good faith to reach a mutual agreement on the Renewal Rental and annual escalation within the next **thirty (30) days**. If the parties are still unable to agree on the Renewal Rental and annual escalation, then the Renewal Option shall be null and void *ab initio* and of no further force or effect. Basic Annual Rental shall be payable during the Renewal Term at the times and in the manner as prescribed in this Lease. In addition to the Renewal Rental and annual escalation thereof as determined pursuant to this Section 29(B), Tenant shall pay to Landlord, at the times and in the manner indicated in the Lease, the Operating Expenses, Additional Rent and other sums required to be paid by Tenant pursuant to the terms of this Lease.

30. REMOVAL BY TENANT.

By the expiration of the Initial Term (or any duly exercised Renewal Term, as the case may be), or any termination of this Lease, Tenant shall have removed from the Demised Premises all of Tenant's and its assignees' and subtenants' merchandise, furniture and other personal property (excluding any items which belong to Landlord or which are not to be removed by Tenant, as elsewhere provided), and Tenant at its own expense will promptly repair any damage done to the Demised Premises or the Building of which same are a part by installation or use thereof or by any such removal, reasonable wear and tear excepted. Any of Tenant's property not removed by the expiration or termination of this Lease shall, at Landlord's option, be deemed to have been abandoned by Tenant; and in such event Landlord, at its option and exclusive discretion, may (x) remove, store and/or otherwise dispose of said remaining Tenant's property at the risk, cost and expense of Tenant (who shall reimburse Landlord on demand for any and all reasonable costs, expenses, removal, transportation and storage expenses incurred by Landlord in such regard), or (y) retain same as Landlord's property to be used or otherwise dealt with by Landlord as it may determine, free of any rights or claims of Tenant thereto.

31. INTENTIONALLY OMITTED.

32. BROKERAGE.

Landlord and Tenant recognize **Jones Lang LaSalle Brokerage, Inc. a Texas corporation**, as Tenant's broker, and **Minkoff Development Corporation**, as Landlord's broker (collectively, the "*Brokers*"), as the sole real estate Brokers in connection with this Lease. Landlord agrees to pay Brokers a leasing commission for procuring this Lease pursuant to a

separate written commission agreement executed by Landlord and Brokers. Landlord and Tenant represent and warrant to each other that each has not engaged or dealt with any other real estate broker or agent in connection with this Lease other than the Brokers. Each party agrees to indemnify, defend and hold harmless the other from any commission or other related claims, including court costs and reasonable attorneys' fees, which the other party may suffer, incur or be made a party to as a result of any misrepresentation regarding other broker(s) used in connection with this Lease.

33. RULES AND REGULATIONS.

Tenant and its Permittees shall at all times abide by the Rules and Regulations attached hereto as **Exhibit "B"** and made a part hereof. In addition, Tenant and its Permittees shall abide by such other reasonable rules and regulations for the operation and maintenance of the Building as may be promulgated from time to time by Landlord to all tenants in the Building, with a copy sent to Tenant, provided, however, that the same are necessary in Landlord's reasonable judgment for the general well-being, safety, care and/or for the cleanliness of the Building or its appurtenances, and that the same apply to all tenants of office or warehouse space in the Building similar to the Demised Premises. Nothing contained in this Lease shall be construed to impose on Landlord any duty to enforce such Rules and Regulations against any other tenant and Landlord shall not be liable to Tenant for violations of the same by any other tenant or its Permittees. However, Landlord will use reasonable efforts to cause other tenants in the Building to cease having any excessive noise or noxious fumes emanating outside their space which unreasonably disturb Tenant, but Landlord will not be liable therefor nor shall this Lease be affected thereby. If there is any inconsistency between this Lease and said Rules and Regulations, this Lease (excluding said Rules and Regulations) shall govern. Landlord shall not enforce the Rules and Regulations in a discriminatory manner.

34. ENVIRONMENTAL HAZARDS.

(A) In the conduct of its business at the Demised Premises, Tenant covenants and agrees at its own expense to comply with all Environmental Laws (as hereinafter defined) applicable to the Demised Premises, and not to store, use, or dispose of any Hazardous Substances (as hereinafter defined) in, at or about the Demised Premises, except reasonable amounts of such substances that are necessary for the lawful conduct of Tenant's business operations and consistent with the permitted Tenant's Use (as set forth in Section 3(A)) at the Demised Premises, none of which shall be stored, used or disposed of in a manner which violates any Environmental Laws or endangers human health or habitation or damages the Building, Common Areas or Land or subjects Landlord to any expense or liability or violates this Section 34, and Tenant agrees not to cause, permit or suffer any "*Release*" (as that term is defined or used in any Environmental Law) of any Hazardous Substances from the Demised Premises or onto or into the soil, groundwater or air or any water, sewer or other drains or storm water management facilities at or near the Demised Premises in violation of any Environmental Laws or which endangers human health or habitation or damages the Building, Common Areas or Land or subjects Landlord to any expense or liability or violates this Section 34. The phrases "Environmental Laws" and "Hazardous Substances," as used herein are defined, as follows:

(i) The term "*Environmental Laws*" shall mean any federal, state, county or local law, statute, regulation or ordinance pertaining to health, industrial hygiene, pollution, or environmental or ecological conditions including, without limitation, each of the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S. Code Sections 9601 et seq.; the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), 42 U.S.C. Sections 6901 et seq.; the Toxic Substance Control Act, as amended, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Sections 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sections 1251 et seq.; the Federal Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101 et seq.; any oil, petroleum products and their by-products as defined by the Environment Article of the Maryland Annotated Code ("*Environmental Code*") Section 4-401 et seq. and any "hazardous substance" as defined by the Environmental Code Section 7-101, et seq., as any of the foregoing are amended from time to time, and regulations promulgated thereunder; and the rules, regulations and ordinances of the U.S. Environmental Protection Agency and of all other agencies, boards, commissions and other governmental bodies and officers having jurisdiction over the Demised Premises or the use or operation thereof. The phrase "U.S.C." as used herein refers to the United States Code.

(ii) The term "*Hazardous Substance*", as used herein, shall mean and include, without limitation: (1) Those substances included within the definitions of "hazardous substances," "hazardous materials", "toxic substances" or "solid waste" in any Environmental Laws; (2) those substances listed in the U.S. Department of Transportation Table or amendments thereto (49 CFR 172.101) or by the U.S. Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and any amendments thereto); (3) those other substances, materials and wastes which are or become regulated under any applicable federal, state, county or local law, regulation or ordinance, or by any governmental agency, board, commission or other governmental body (including any regulations promulgated thereunder), or which are or become classified as hazardous or toxic by any such law, regulation, or ordinance; and (4) any material, waste or substance which is any of the following: (a) asbestos; (b) polychlorinated biphenyls (PCB's); (c) any substance at any time designated or listed as a "hazardous substance" pursuant to Sections 311 or Sections 307 of the Clean Water Act (33 U.S.C. Sections 1251 et seq.); (d) explosives; (e) radioactive substances; (f) carcinogenic substances; (g) chlorofluorocarbons (CFC's); or (h) medical waste.

(B) Tenant shall defend, indemnify and hold Landlord and its partners and agents and its and their successors and assigns harmless from and against any and all loss, damage, costs, expense and liability (including, without limitation, reasonable attorneys' fees and court costs) directly or indirectly arising out of or attributable to the installation, use, generation, manufacture, production, storage, Release or threatened Release, discharge, disposal or presence of any Hazardous Substance, in, under or about the Demised Premises or in any drains or utility lines thereof or of the Building, Common Areas or Land or any adjacent lands owned by Landlord or its affiliates by Tenant or any Tenant Permittees, or arising out of the violation by Tenant or any Tenant Permittees of any Environmental Laws applicable to the Demised Premises, including without limitation: (i) all bodily injury or death and property damage; (ii) the costs of any required or necessary repair, cleanup, abatement, removal, disposal, detoxification and other remedial measures; and (iii) the preparation and implementation of any closure,

remedial or other required plans. This indemnity shall survive the termination or expiration of this Lease for the applicable periods of statutes of limitation.

(C) Tenant shall promptly notify Landlord upon becoming aware of: (i) any enforcement, cleanup, or other regulatory action taken or threatened against Tenant and/or any Tenant Permittees by any governmental or regulatory authority with respect to the presence of any Hazardous Substance at the Demised Premises, the Building or on the Land or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any governmental authority or other party against Tenant and/or any Tenant Permittees relating to any loss or injury or claims of any nature arising from violation of any Environmental Laws and/or resulting from any Hazardous Substance, (iii) any Release, discharge, or non-routine, improper or unlawful disposal or transportation of any Hazardous Substance on or from the Demised Premises, the Building or the Land, and (iv) any matters where Tenant and/or any Tenant Permittees is required by any Environmental Laws to give a notice to any governmental or regulatory authority respecting any Hazardous Substance in the Demised Premises, the Building or the Land. Landlord shall have the right (but not the obligation) to join and participate, as a party, in any legal proceedings or actions affecting the Demised Premises, the Building or the Land initiated in connection with any Environmental Laws. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Substance then actually known to Tenant to be used, stored, handled, generated or maintained in, on or upon the Demised Premises, the Building or the Land. Tenant shall also provide Landlord, with respect to the use of each such Hazardous Substance, the approximate quantity of each such material, a copy of any Materials Safety Data Sheets issued by the manufacturer therefor, written information concerning the removal, transportation, disposal, remediation and closure, or other required plans for the same, and such other and further information or documents as Landlord may reasonably require or as may be required by any Environmental Laws. Tenant further agrees to fully cooperate with Landlord and Landlord Parties to provide any further information and documents and to permit any inspection requested by Landlord regarding the presence of Hazardous Substances or compliance with any Environmental Laws in connection with Tenant's Use of the Demised Premises.

(D) Landlord hereby represents and warrants to Tenant that, as of the Tender Date (defined below), and except as provided below, Landlord has no actual knowledge that Landlord or Landlord Parties or previous tenants in the Demised Premises have placed any Hazardous Substance (as defined in this Section 34) ("*Existing Hazards*") in or at the Demised Premises as of the date (the "*Tender Date*") of Landlord's delivery of possession of said Demised Premises to Tenant, excepting insubstantial amounts of normal office or cleaning supplies, if any, in quantities not in violation of any Environmental Laws. However, Landlord has not obtained any environmental studies or investigations pertaining thereto in order to make its statement in the preceding sentence ("*Landlord's Statement*"), nor does Landlord assume any duty to obtain same. Landlord's Statement excludes any concept of implied or imputed knowledge. Subject to the qualifications and conditions in this subparagraph, Landlord agrees at its own expense to indemnify, defend and hold harmless the Tenant, its agents, officers and directors (collectively, the "*Tenant Indemnitees*") from any and all liability, loss, damage, costs, expense (including, without limitation, reasonable attorneys' fees and court costs) that Tenant Indemnitees or any of them may incur which arise directly or indirectly out of or are attributable

to (i) any inaccuracy in Landlord's Statement, or (ii) any violation of Environmental Law applicable to the Demised Premises, Building, Center, Land or Common Areas associated therewith or any lands owned by Landlord directly attributable to the Landlord Parties (collectively, "*Landlord Claims*"), including without limitation: (a) all bodily injury or death and property damage; (b) the costs of any required or necessary repair, cleanup, abatement, removal, disposal, detoxification and other remedial measures; and (c) the preparation and implementation of any closure, remedial or other required plans. Tenant agrees (and all rights to indemnification as aforesaid, shall be expressly conditioned thereon) that it will give Landlord immediate written notice of the presence of any Existing Hazards, other Hazardous Substance or violation of Environmental Law and of any Landlord Claims arising therefrom, upon Tenant becoming aware thereof, and that the Tenant Indemnitees shall fully cooperate with Landlord in defense thereof. Such defense shall be furnished by legal counsel selected or reasonably approved by Landlord. The indemnification granted by Landlord in this subparagraph excludes placement, at any time, of any Hazardous Substance or violation of any Environmental Law by Tenant, its assignees or sub-lessees, by any other Tenant Indemnitees or by Tenant Permittees in, at or in the vicinity of the Demised Premises, Building, Center, Land or Common Areas associated therewith. This indemnity shall survive the termination or expiration of this Lease for the applicable periods of statutes of limitation.

35. OPTION TO LEASE ADDITIONAL SPACE

Provided that no Event of Default of Tenant or Event of Bankruptcy of Tenant exists under this Lease and no event or condition exists which with the giving of notice or the passage of time, or both, would become an Event of Default of Tenant or Event of Bankruptcy of Tenant at the time of exercise of this option, and that Tenant has not assigned this Lease nor sublet any portion of the Demised Premises, and that Tenant is then occupying for its own use the entire Demised Premises then leased to it (except in all cases other than to a Tenant Affiliate or Permitted Business Occupant), and provided there then remains unexpired at least **three (3) years** in the then operative Term of this Lease, or any then operative exercised Renewal Term, Landlord agrees that, prior to committing to lease space in the Building which is adjoining and contiguous to the Demised Premises, Landlord shall advise Tenant in writing of Landlord's desire to lease such additional adjoining space (the "*Offer Space*"), including the rentals and other basic terms and conditions thereof, which shall be equal to **One Hundred percent (100%)** of the prevailing market rate (including also annual escalations, other additional charges, a new base year for operating expenses and real estate taxes (which new base year shall apply solely to the Offer Space), and market concessions for lease expansion transactions, such as tenant allowance and free rent, if applicable) for comparable office/biotech/lab space and comparable term in the Gaithersburg, Maryland sub-market as reasonably determined by Landlord. Tenant shall have a one-time right of first offer to lease solely for its own use the Offer Space which was described in Landlord's notice, and Tenant shall have **seven (7) days** after date of its receipt of such notice in which to accept or reject such offer by the Landlord, by giving Landlord written notice within said **seven (7) days,** ***time hereby being of the essence***. In the event Tenant does not respond in writing within said **seven (7) days**, such failure to respond shall serve to extinguish any right of the Tenant under this Section 35 to lease said Offer Space, and Landlord shall have the right to lease such Offer Space to any parties upon such terms, rental and conditions as it may, in its sole discretion, determine. In no event shall Landlord be obligated to

evict any other tenant, or to decline to renew or extend the lease of any other existing tenant, in order to make such tenant's space available to Tenant for purposes of this Section 35. The provisions of this Section 35 shall not be applicable to any renewal, extension or replacement of a lease granted to an initial or existing tenant in the Building, whether or not contained in such party's lease (nor to any subsequent other tenants if Tenant fails to exercise its right of first refusal under this Section 35). If Tenant exercises this option within the time frame provided above, then Landlord will prepare for and deliver to Tenant an amendment to the Lease (the "*Lease Amendment*") covering the annual base rental rate, annual escalation, the amount of the additional space being leased by the Tenant, and the subsequent modification in Tenant's proportionate share of the Building Operating Expenses, other necessary monetary items, the term that the additional space is to be leased, and any tenant improvement allowance or work, if any, that is offered by and is to be provided by Landlord in its sole discretion. Tenant shall execute in triplicate and return to Landlord such Lease Amendment within **fourteen (14) business days** after Tenant's receipt thereof; failing which, Tenant's rights under this Section 35 with respect to said additional space shall terminate without further obligation from Tenant. Tenant's rights under this Section 35 shall not be assignable or transferable, and may be exercised only by Tenant. Furthermore, Tenant's rights under this Section 35 shall be subject and subordinate to any option rights, as to the Offer Space, previously granted by Landlord to other tenants in the Building.

36. COMPLIMENTARY COVID-19 TESTING. For a period of six (6) months following the Commencement Date, Tenant shall offer COVID-19 CLIA laboratory testing services, including viral (PCR) and antibody (serology) testing, to employees and tenants of Landlord, Minkoff Development Corporation, and its affiliates, subject to the following provisos: (i) specimen collection (e.g. nasal swabs or blood collection), and ordering from a medical provider, if required, shall be the responsibility of the tested individual or their employer, not Tenant, and (ii) health insurance information shall be collected for billing by Tenant. To the extend the tested individual does not have health insurance or said insurance policy does not cover these tests, Tenant may, at its discretion, bill the individual or employer for Tenant's out-of-pocket costs. Such COVID-19 testing will be performed in accordance with all applicable laws, governmental regulations, and prudent health care practices and procedures. Any such testing shall be at Landlord's or Landlord Parties' sole risk without any representation or warranty by Tenant of any kind.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord has caused this instrument to be executed by its undersigned Managing Member, and Tenant has caused this instrument to be signed, and to be witnessed or attested on its behalf by its undersigned authorized officer(s), all done on the date first hereinabove written.

LANDLORD:

Shady Grove Development Park IX L.L.L.P.,
a Maryland limited liability limited partnership

By: PNC Realty, Inc., a Maryland corporation, its Managing General Partner

By: DocuSigned by: Andy Chod
05F0B8B03A3D460
Andrew S. Chod, Vice President

By: DocuSigned by: Bradley Chod
0989A91F489E45C
Bradley J. Chod, Vice President

TENANT:

20/20 GENESYSTEMS, INC.,
a Delaware corporation

By: DocuSigned by: Jonathan Cohen
4873780AB3B84A7...

Name: Jonathan Cohen

Title: President & CEO

F:\TIM\Minkoff Development Corporation\Shady Grove Development Park LEASING\2020 GeneSystems\2020 GeneSystems Lease v10(Landlord).docx

EXHIBIT "A"

Drawing of Building locating the Demised Premises at 15800-15810 Gaither Drive, Gaithersburg, MD 20877


15810
15800

EXHIBIT "B"

RULES AND REGULATIONS

These Rules and Regulations are attached to the Lease and are to be incorporated therein by reference. The definition of terms is as set forth in the Lease. In the event of any ambiguity or conflict between these Rules and Regulations and the terms and provisions of the Lease to which this Exhibit is attached, the terms of the Lease shall control.

The following rules and regulations have been formulated for the safety and well-being of all tenants of the Building and to ensure compliance with all municipal and other requirements. Strict adherence to these rules and regulations is necessary to promote the end that each and every tenant will enjoy a safe and unannoyed occupancy in the Building in accordance with the Lease. Any continuing violation of these rules and regulations by Tenant beyond any grace period provided for in the Lease, after notice from Landlord, shall be sufficient cause for termination of the Lease, at the option of Landlord.

Landlord may at its exclusive discretion, upon request by any tenant, waive the compliance by such tenant with any of these rules and regulations, provided that (i) no waiver shall be effective unless signed by Landlord or Landlord's authorized agent, (ii) any such waiver shall not relieve such tenant from the obligation to comply with such rule or regulation in the future unless expressly consented to by Landlord, (iii) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with the rules and regulations unless such other tenant has received a similar waiver in writing from Landlord, and (iv) any such waiver by Landlord shall not relieve tenant from any obligation or liability of tenant to Landlord pursuant to the Lease for any loss or damage occasioned as a result of tenant's failure to comply with any such rule or regulation.

B-1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors and halls and other parts of the Building not occupied by any tenant shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the Building. Landlord shall have the right to control and operate the public portions of the Building, and the facilities furnished for common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally. No tenant shall permit the visit to the premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment by other tenants of the entrances, corridors and other common or public portions or facilities of the Building.

B-2. No awning or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord. No drapes, blinds, shades, or screens shall be attached to or hung in or used in connection with any window or door of the Demised Premises, without the prior written consent of Landlord. Such awnings, projections, curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in a manner approved by Landlord in its reasonable judgment.

B-3. No showcases or other articles shall be put in front of or affixed to any part of the

exterior of the Building, nor placed in the halls, corridors or vestibules without the prior written consent of Landlord.

B-4. The water and wash-closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweeping, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

B-5. Except as otherwise provided in the Lease, there shall be no marking, painting, drilling into or in any way defacing the Building or any part of the Demised Premises. Tenant shall not construct, maintain, use or operate within or outside of the Demised Premises any electrical device, wiring or apparatus in connection with a loud speaker system or other sound system, except as reasonably required for its communication system and approved prior to the installation thereof in writing by Landlord. No such loud speaker or sound system shall be constructed, maintained, used or operated outside of the Demised Premises.

B-6. Except for animals that aid the visually or physically handicapped, no animals, birds or pets of any kind shall be brought into or kept or permitted in or about the Demised Premises by Tenant. Tenant shall not cause or permit any odors, vapors, or other substances to be produced upon or to emanate from the Demised Premises.

B-7. The use of the Demised Premises by Tenant as stated in the Lease was approved by Landlord prior to execution of the Lease and such use may not be changed without the prior written approval of Landlord.

B-8. Tenant shall not make any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, music, dancing, singing, or in any other way. Tenant shall not throw anything out of the doors or windows or down the corridors or stairs.

B-9. No flammable, combustible or explosive fluid, chemical or substance shall be brought or kept upon the Demised Premises unless in quantities and stored in a manner complying with all applicable fire codes and other laws and regulations and the requirements of Landlord's insurers.

B-10. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanism thereof. The doors leading to the corridors or main halls shall be kept closed during business hours except as they may be used for ingress or egress. Each tenant shall, upon the termination of his tenancy, return to Landlord all keys of stores, offices, storage and toilet rooms either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay to Landlord the cost thereof. Tenant's key system shall be separate from that for the rest of the Building.

B-11. Tenant shall prohibit its employees and visitors from leaving trucks and other vehicles parked with their motors running, adjacent to the Building.

B-12. Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself to the Building management or Tenant's watchman on duty. Landlord may, at its option, require all persons admitted to or leaving the Building outside of normal Business Hours, to register. Each tenant shall be responsible for all persons for whom he authorizes entry into or exit out of the Building, and shall be liable to Landlord for all negligent acts or omissions of such persons.

B-13. The Demised Premises shall not, at any time, be used for lodging or sleeping or for any immoral or illegal purpose.

B-14. Landlord's employees shall not perform any work or do anything outside of their regular duties, unless under special instruction from the management of the Building. The requirements of tenants will be attended to only upon application to Landlord or its management agent, and any such special requirements shall be billed to Tenant (and paid with the next installment of rent due) at the schedule of charges maintained by Landlord from time to time or at such charge as is agreed upon in advance by Landlord and Tenant.

B-15. Canvassing, soliciting and peddling in the Building is prohibited and each tenant shall cooperate to prevent the same.

B-16. There shall not be used in any public areas of the Building, if any, either by any tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards and Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries of Tenant's to the Building that violate this Rule.

B-17. Mats, trash or other objects shall not be placed in the public corridors or stairways.

B-18. Drapes and blinds installed by Landlord for the use of Tenant, or curtains installed by Tenant, which are visible from the exterior of the Building, must be cleaned by Tenant at least once a year, without notice, at Tenant's own expense.

B-19. All office and other machines shall be installed upon proper insulation or pads, to prevent vibration from such machines damaging the Building or annoying other occupants.

B-20. Tenant shall, at Tenant's expense, contract with a pest control service for the Demised Premises as necessary.

B-21. Tenant will not install any vending or coin operating machines without Landlord's prior written approval, and if such vending machines are installed, proper ventilation shall be provided by Tenant.

B-22. Tenant may not store any equipment, furniture or boxes outside of the Building,

except as approved in writing by Landlord.

B-23. If Landlord consents to Tenant performing any Alterations or other work in the Demised Premises, same shall be done only in the evenings between 7 p.m. and 7 a.m. and not during usual business hours unless expressly approved in advance in writing by Landlord.

B-24. No bicycles, motorcycles, motor scooters or other vehicles of any kind shall be brought into, stored, operated or parked anywhere within the Building or Demised Premises, or parked in front of or adjacent to or leaned against the Building, and instead shall be parked in areas designated by Landlord.

B-25. All deliveries to, or shipments from, or service to the Demised Premises done by Tenant, its agents and contractors shall be conducted in such fashion and at such times as will not unreasonably interfere with or obstruct the orderly flow of pedestrian traffic into and out of the Building.

EXHIBIT "C"

LANDLORD'S WORK

C-1. SPACE PLAN.

Landlord shall construct or cause to be constructed, subject to the provisions set forth in Section 2 of the Lease and this **Exhibit "C"**, the leasehold improvements for the Demised Premises comprising the Landlord's Work (defined below), as shown on the space plan drawing prepared by Bates Architects (the "*TI Architect*"), engaged by Landlord, dated March 16, 2021 (the "*Space Plan*"), approved by Landlord and Tenant, a copy of which Space Plan is attached as **Attachment 1** to this **Exhibit "C"**. Except for Landlord's Work, Landlord shall otherwise deliver possession of the Demised Premises on the Commencement Date together with all existing leasehold improvements and conditions now installed therein **"AS IS"** and **"WHERE IS"**.

C-2. WORKING DRAWINGS.

Landlord shall cause the TI Architect and such other design consultants, within forty-five (45) days after mutual execution of the Lease, to prepare a complete set of architectural, mechanical, electrical, plumbing and all other working drawings, as may be necessary, to show the Landlord's Work (the *"Working Drawings"*). The Working Drawings shall be of sufficient detail for MDC (i) to obtain subcontractors' bids from all trades for and to perform the work described on the Space Plan; (ii) to secure building permits from the requisite governmental authorities having jurisdiction over same; and (iii) to determine and indicate on the Working Drawings the portion of Landlord's Work, if any, which Tenant is to remove by expiration or termination of the Lease. The Working Drawings shall conform to, be consistent with, and cover only the work and materials described and contemplated in the Space Plan and in the Design Intent Guidelines, attached as **Attachment 2** to this **Exhibit "C"**. Within five (5) business days after receipt of the Working Drawings, as modified by any such revisions requested by Landlord or Tenant, the Landlord and Tenant will initial same to confirm their mutual approval thereof (the *"Approved Working Drawings"*). Tenant's approval of the Working Drawings shall automatically be deemed given if not refused by Tenant in writing with full and proper reasons stated therefor within the time period aforesaid. All costs of preparing, revising, copying and delivering the Space Plan, Working Drawings and revisions thereof, and Approved Working Drawings shall be paid by Landlord. Tenant will fully cooperate with Landlord, MDC and its employees, agents and subcontractors, and meet with them to review any site conditions or issues concerning Landlord's Work when requested.

C-3. LANDLORD'S WORK.

The work to be performed as shown on the Approved Working Drawings and as described in the Design Intent Guidelines is herein called *"Landlord's Work"*, and shall be performed by MDC, as Landlord's general contractor and construction manager, and/or its employees, agents and subcontractors using existing materials or new materials of good quality (as respectively identified within the Approved Working Drawings) and structurally sound and

free from any defects or deficiencies and in accordance with all applicable codes, ordinances and Laws, and in a good and workmanlike manner. Landlord will indicate on the Approved Working Drawings the portions of Landlord's Work, if any, which Tenant is required to remove by expiration or termination of the Lease; and Tenant will timely comply with such requirements and repair any damage to the Demised Premises, Building, Common Areas or Land caused thereby at its own expense. All of Landlord's Work shall be considered leasehold improvements (except as may otherwise be specified herein) and shall be deemed to be the property of Landlord and shall not be removed from the Demised Premises without the express prior written consent of Landlord.

C-4. SUBSTANTIAL COMPLETION.

Landlord shall exercise all commercially reasonable efforts to apply for and diligently pursue from all applicable governmental authorities all construction permits required to perform Landlord's Work and to cause Landlord's Work to be Substantially Complete (hereinafter defined) approximately one hundred twenty (120) days following the date that Landlord receives construction permits for Landlord's Work from Montgomery County, subject to extensions occasioned by any Tenant Delays (hereinafter defined) or Force Majeure Delays (hereinafter defined). For purposes hereof, the phrase "*Tenant Delays*" shall mean all delays in performance of Landlord's Work caused by or attributed to any of the following: (i) failure of Tenant to furnish any required plan, information, approval or consent within the required period of time, or any failure to reasonably cooperate with Landlord during performance of Landlord's Work; (ii) performance of any work or activity in the Demised Premises by Tenant or any of its employees, agents or contractors; (iii) breach or default by Tenant, Tenant's Permittees or agents of any term or provision of the Lease or of the requirements of this **Exhibit "C"**; (iv) Change Orders (hereinafter defined) to Landlord's Work requested by Tenant; (v) the inclusion of any Special Items (as hereinafter defined), which cause or may reasonably be expected to cause a delay provided Landlord has notified Tenant of same; or (vi) any other act or omission (negligent or otherwise) on the part of Tenant that delays the completion of Landlord's Work. The phrase "*Force Majeure Delays*" shall mean, for purposes hereof, any delays in performance or completion of Landlord's Work caused by: (a) strikes, lockouts or other labor or industrial disturbance; (b) shortage or unavailability of materials, utilities or labor; (c) civil disturbance; (d) orders of any government, court or regulatory body claiming jurisdiction; (e) exercise of police power; (f) act of the public enemy; (g) riot, war, sabotage, blockage or embargo; (h) acts of God; (i) lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion or casualty damage; (j) delay in issuance of any permits, inspections, approvals or use and occupancy certificate, if required, by any governmental authority having jurisdiction over the Demised Premises or Building in which the Demised Premises are a part; or (k) any other cause whatsoever beyond the reasonable control of Landlord. The phrase "*Change Orders*" as used herein shall mean any modifications, substitutions or changes in Landlord's Work, as described in the Design Intent Guidelines or in the Approved Working Drawings requested by Tenant. The phrase "*Special Items*" as used herein shall mean all materials and other items forming part of Landlord's Work which were requested by Tenant over and above Landlord's Building standard materials and finishes, or which are not readily available, or which require more than twenty-one (21) days to order, obtain and install (as determined and certified in writing by Landlord to Tenant). When Tenant requests a Change Order or Special Item, MDC will provide Tenant with

an estimate of the cost of the Change Order or Special Item and the anticipated delay, if any, that will result therefrom within three (3) business days of said request, and Tenant shall have an additional three (3) business days thereafter to authorize, modify or revoke said Change Order or Special Item. Change Orders or the inclusion of Special Items requested by Tenant as part of Landlord's Work shall be paid for by Tenant to Landlord, in cash, within thirty (30) days from invoice and demand therefor. Landlord's Work shall be deemed "*Substantially Complete*" (which phrase shall include phrases of similar import used herein concerning Landlord's Work) when (i) Landlord's Work to be performed by Landlord and/or its contractors in the Demised Premises is completed (except for minor Punch List Items) to the extent reasonably necessary for Tenant to occupy the Demised Premises for its intended use, and (ii) Landlord has received the final building inspection and permission to occupy has been issued by the Department of Permitting Services of Montgomery County, Maryland, if required. Landlord shall determine and certify to Tenant in writing the existence and period of any Force Majeure Delays, Tenant Delays, and any delays caused by Change Orders or Special Items. However, if Tenant disputes any such determinations or certifications made by Landlord, then the matter shall be resolved by arbitration pursuant to the Construction Industry rules of the American Arbitration Association, and the decision in such arbitration shall be binding and conclusive on the parties, subject to the parties' rights, pursuant to the Rules of the American Arbitration Association and/or the law to appeal or otherwise challenge any such decision. In making any such determination of Substantial Completion of Landlord's Work, Landlord or the arbitrator as aforesaid shall not take into account the incomplete status of any Change Orders or Special Items or Punch List Items. The phrase "*Punch List Items*" as used herein shall mean any unperformed or incomplete elements of Landlord's Work which, individually or in the aggregate, are minor in character and do not materially interfere with Tenant's access to, use or enjoyment of the Demised Premises or prevent Tenant from legally occupying the Demised Premises; all as reasonably determined by Landlord. Landlord shall use commercially reasonable efforts to cause such Punch List Items to be completed within thirty (30) days after Substantial Completion of Landlord's Work (or as soon thereafter as is reasonably practicable). After the date of Substantial Completion and delivery of the Demised Premises to Tenant, Tenant shall provide Landlord, MDC, and their employees and contractors access to the Demised Premises on request at all reasonable times during normal business hours to perform work on the Punch List Items, and Tenant shall not interfere with such work.

C-5. TENANT'S WORK.

Approximately fifteen (15) days prior to Substantial Completion of Landlord's Work, Tenant, at its sole risk and expense and at no cost to Landlord, shall have the right to enter the Building and Demised Premises to install its furniture, furnishings, trade fixtures, equipment, voice and data wiring ("*Tenant's FF&E*") in the Demised Premises necessary for conduct of its business as permitted in the Lease. All such installation of Tenant's FF&E and all other work performed by Tenant in or for the Demised Premises ("*Tenant's Work*") shall be performed in compliance with all provisions and requirements of this Lease including, but not limited to, Sections 3, 6 and 10 thereof, and using qualified, licensed contractors reasonably acceptable to Landlord. Tenant shall not engage any labor to perform Tenant's Work which conflicts with the type of labor engaged by Landlord to perform Landlord's Work or any other work in the Building, and Tenant shall cease use of any such conflicting labor immediately on Landlord's

request. Tenant shall perform Tenant's Work in such a manner so as not to damage, delay or interfere with Landlord's Work. Any damage to Landlord's Work or to the Demised Premises caused by Tenant and/or Tenant's Permittees shall be promptly repaired by and at the sole expense of Tenant. Any failure of Tenant and/or Tenant's Permittees to comply with the terms of this Section shall be deemed a Tenant Delay (if the same shall result in a delay in completion of Landlord's Work) and may give rise to an Event of Default for purposes of this Lease. Tenant shall not commence performance of any work or installation of any of its property in the Demised Premises, nor apply for any permits that would delay Landlord's Work or acquisition of permits therefor, until notified in writing by Landlord that Tenant may commence such activities. Landlord will not unreasonably withhold, condition or delay such notification. Tenant and its Permittees will fully cooperate in (and not interfere with or delay) Landlord's Work.

C-6. NOTICE.

Landlord will give Tenant at least fifteen (15) days prior written notice of the date Landlord expects to tender to Tenant possession of the Demised Premises with Landlord's Work Substantially Complete (as required in Section 2(A) of the Lease), and will promptly notify Tenant as to any change in such estimated date as soon as the same is known to Landlord. Tenant's acceptance of possession of the Demised Premises shall include therein Tenant's acceptance of the Landlord's Work, subject to Section 3(C) of the Lease, and to the attachment thereto of a complete list of Punch List Items which shall be prepared by Landlord and Tenant and signed by Tenant and Landlord on the date Landlord tenders to Tenant possession of the Demised Premises or as soon thereafter as practicable. Notwithstanding the foregoing, acceptance of possession by Tenant of the Demised Premises shall not be a waiver of its rights to have Landlord deliver the completed Landlord's Work, including any incomplete or defective work which was not known or readily discoverable upon acceptance of possession, provided that Tenant notifies Landlord of the same within thirty (30) days following the Commencement Date. Landlord shall promptly, after receiving written notice thereof by Tenant, provided that Landlord receives such written notice within thirty (30) days following the Commencement Date, correct any and all such latent defects or omissions at its sole cost and expense.

C-7. CODE COMPLIANCE AND WARRANTY.

Landlord represents and warrants to Tenant that Landlord's Work performed in the Demised Premises will be in compliance with all applicable laws, ordinances, rules, orders, regulations and other governmental requirements, as well as requirements of the county Fire Marshal, or any similar body having jurisdiction over the Demised Premises and the Building of which the Demised Premises are a part. Landlord will warrant Landlord's Work to be free of defects in materials and workmanship (including, without limitation, latent defects) for a period of one (1) year from the Commencement Date (except for any repairs or replacements by Tenant, at its expense, of any damage to the Demised Premises for which Tenant is responsible as provided in the Lease).

ATTACHMENT 1 TO EXHIBIT "C"

SPACE PLAN


SUITE 225 & 223 SPACE PLAN
STAIR
KEY PLAN: SECOND FLOOR
LEGEND
EXISTING WALL
NEW WALL
NEW MILLWORK
SPACE PLAN KEYED NOTES
1 BUILT-IN METAL LAB BASE & WALL CASEWORK W/ PHENOLIC/RESIN COUNTERS. IF AVAILABLE, LANDLORD TO USE REFURBISHED.
2 ALL HOOD CABINETS PROVIDED BY TENANT, NO EXHAUST REQUIRED.
3 ALL LAB PLUMBING TO INCLUDE UP TO 3 SINKS, AND x2 EYE WASH/SHOWER STATION.
4 SAMPLE ISOLATION AND PCR LAB ROOMS TO BE NEGATIVE PRESSURE; HVAC, CLG., LIGHTS, DOORS
5 6'x3'-6" VIEWING WINDOW.
6 BREAK ROOM MILLWORK, P-LAM BASE AND WALL CABINETS W/ P-LAM COUNTERTOPS. FULL SIZE REFRIGERATOR AND MICROWAVE BY TENANT.
7 3'X7' PAINT GRADE SOLID CORE WOOD DOORS TYP., 3'-6"X7' AT LAB; OFFICES AND HUDDLE ROOM DOORS TO RECEIVE 16"X6'-8" SIDELITE.
8 ADD ALTERNATE: OPEN TO STRUC. CEILING IN OPEN OFFICE AREA. LINER PENDANT LIGHTING AND ACOUST. BAFFLES. (ACT CEILING BASE OPT.)
SPACE PLAN GENERAL NOTES
ALL FURNITURE AND EQUIPMENT TO BE PROVIDED BY TENANT. EQUIP. CONNECTIONS TO BE PROVIDED BY LANDLOARD.
ALL DEMISING WALLS AND LAB PERIMETER WALLS TO BE DECK TO DECK AND ALL OTHER ROOMS TO HAVE CEILING HEIGHT WALLS.
ALL WALLS TO BE INSULATED U.N.O.
DIMENSIONS TO BE VERIFIED IN FIELD
FINISHES TO MATCH BUILDING STANDARD U.N.O.
BATES ARCHITECTS
121 NORTH COURT STREET
FREDERICK, MARYLAND 21701
20/20 GENESYSTEMS SPACE PLAN
15800 GAITHER DR.
GAITHERSBURG, MD 20877
SP-1

ATTACHMENT 2 TO EXHIBIT "C"

DESIGN INTENT GUIDELINES

A. PARTITIONS

1. **Interior Partitions:** Building standard metal studs with one layer of gypsum board on each side. Walls to terminate at the underside of the ceiling grid. Walls to be finished and painted.
   This spec to be used in the following areas:
   - All areas not specifically listed below.
   - Walls within the lab area where there is an "outer-ring" of full-height walls.

2. **Full Height Interior Partitions:** Building standard metal studs with one layer of gypsum board on each side. Walls to terminate at the underside of the deck. Walls to be finished and painted. Walls to have 1 HR Rating
   This spec to be used in the following areas:
   - Perimeter Walls of all lab areas

3. **Demising Partitions:** Building standard metal studs with one layer of gypsum board on each side. Walls to terminate at the underside of the deck. Wall to be insulated with thermafiber insulation. Walls to be finished and painted. Walls are not required to be Fire Rated.
   This spec to be used in the following areas:
   - Demising Walls separating the different suites

4. **Furred Partitions:** Building standard metal studs with one layer of gypsum board. Walls to terminate 4" above finished ceiling. Wall to be insulated with foil face insulation if along the exterior. Walls to be finished and painted.
   This spec to be used in the following areas:
   - All walls to be installed that adjoin block walls or exterior walls.

5. **Glass sidelight:** 18" x 78" hollow metal frame with ¼" tempered glass with a gap between the door and sidelight.
   This spec to be used in the following areas:
   - All fixed offices as shown on Space Plan.

B. CEILING SYSTEMS

1. **Ceiling Tile:**
   a. Office Areas: New acoustical ceiling tile Armstrong Fissured 895 – 24" x 48".
   b. Lab/Support Areas: New acoustical ceiling tile Armstrong Ultima 1903 – 24" x 48".

2. **Ceiling Grid System:** Armstrong 15/16" white. The ceiling height will be at nominally 9' throughout.

3. **Open to Structure**: Provide open to structure with exposed elements painted as allowable by code.

This spec to be used in the following areas:

- Open Office Area

C. DOORS AND HARDWARE

1. **Tenant Interior Door and Frame:**
    a. Main Suite Doors: Double Door entry glass storefront to match other suite entries.
    b. Interior vestibule doors: 3670 Paint Grade Solid Core Wood Doors in hollow metal frames with vision panels to match Propel Labs. This detail to be used at the door between the Accelerator and Propel Labs as well.
    c. Lab Doors: 3670 Paint Grade Solid Core Wood Doors in hollow metal frames.
    d. Office Doors: 3070 Paint Grade Solid Core Wood Doors in hollow metal frames.

2. **Tenant Interior Hardware:** Interior doors shall have levers with lock or passage sets, as mutually agreed upon by the parties. Suite Entry doors shall also have ability to connect to card access system.

D. FINISHES

Tenant shall have the right make final Finish selections from Landlord's building standard finish options.

1. **Wall Finishes:**
    i. All interior walls shall be primed to receive eggshell paint, primed and finished, unless otherwise noted.
    ii. Wet areas and metal surfaces will receive semi-gloss paint.

2. **Floor Finishes:**
    i. Office Areas: building standard carpet tile.
    ii. Lab Areas: Building standard VCT.
    iii. Storage, Break, Work Areas: building standard VCT.

3. **Wall Base:**
    i. All floors shall receive 4" rubber base; cove type in roll format (no strips)

E. WINDOW TREATMENTS

1. **Exterior Windows:** All exterior windows shall keep existing building standard horizontal mini blinds. Should any existing blinds be damaged, they will be fixed or replaced.

F. MILLWORK

1. **Lab Areas:** Enclosed Lab quality base cabinets with lab quality solid surface countertops and lab wall shelves. Cabinets and shelves to be refurbished if available.

2. **Break Room:** Enclosed wall and base cabinets with countertops: Provide 2'-1" deep plastic laminate base cabinets with drawers and laminate countertops (selected by Tenant from Landlord's building standard finish options). Provide 1'2" x 3'-0" high plastic laminate wall cabinets with two (2) adjustable shelves

G. MECHANICAL

1. **HVAC (Constant Volume):** Provide building standard constant volume HVAC system and associated ductwork throughout the Premises for standard office use. Lab area shall have a separate system from the office area. Two designated labs shall be negative pressure.

2. **Exhaust Fans:** No exhaust fans required.

H. PLUMBING

1. Provide a new water submeter per suite.
2. **Galley Kitchen Sink:** Provide a Building Standard stainless steel sink and a faucet with two wing handles, and hi-spout, swivel aerator.
3. **Lab Sinks:** Provide a Building Standard Lab sink and a faucet with two wing handles, and hi-spout, swivel aerator. The sink closest to the entry door of a lab shall have an eyewash station attached to it. Hand washing sink shall have hands-free foot pedals.
4. **GlassWash:** Provide one (1) building standard glass wash appliance and associated utilities.
5. **Lab Shower:** Provide a standard lab pull shower as required by code.
6. **Hot Water Heater:** Provide one (1) building standard Hot Water heater. Hanging if possible.

I. ELECTRICAL

Lighting:

1. **Recessed Lights:** building standard 24" x 48" lay-in indirect LED lighting fixtures.
2. **Recessed Downlights:** None.
3. **Special Electrical Outlets:** None.
4. **Power:** Provide electrical outlets as indicated below.
   - All electrical work shall conform to the local codes.
   - Provide dedicated electrical panel and sub-meter on the floor dedicated to Tenant's suite only.
   - Card Readers: Provide appropriate conduit and recessed electrical boxes for card readers at suite entry.
   - **Lab:** Provide duplex electrical outlets above lab countertops spaced at approximately every four (4) feet. Electric for freezers shall be backed up on the generator.
   - **Open Office:** Provide power and final connections for workstations (furniture, whips and/or power poles by Tenant's contractor).
   - **Offices:** Provide two (2) duplex electrical outlets and space for two (2) data connections (by Tenant's contractor) in each of the offices.
   - **Galley Kitchen:** Provide one GFI duplex electrical outlet on above the counter and Electric for a refrigerator.

- **Bio-Safety Cabinet:** Provided by tenant. Landlord to provide electrical connection as required. No external exhaust is required.
- **Generator:** Landlord shall provide 2 watts/sf for tenant to connect general power or specific equipment to the Building generator.
- **Bio-Safety Cabinet:** Landlord to provide electrical connection for four (4) Tenant supplied Bio-Safety Cabinets. It is assumed that the Bio-Safety cabinets do not need external mechanical exhaust

5. **Telephone / Data Service:** Tenant shall contract directly for its own Telephone Data services.

J. FIRE PROTECTION/LIFE SAFETY

1. Supply and install emergency horn and strobe annunciation system in accordance with applicable Building Codes. Tie into the building's life safety system.

2. Rework sprinkler system as required and per Building Code.

3. Supply and install exit signs as required by Building Code.

K. MISCELLANEOUS

1. Tenant to provide ceiling mounts for AV equipment in conference rooms. Landlord to install and provide power/data outlets in ceiling.

2. System furniture shall be part of a separate permit application handled by tenant and tenant's vendor at tenant's sole cost and shall be an exclusion to and not part of landlord's work.

L. SPECIAL ITEMS

EXHIBIT "D" – SPECIMEN FORM

CERTIFICATE OF DELIVERY OF POSSESSION AND COMMENCEMENT DATE OF LEASE

THIS CERTIFICATE OF DELIVERY OF POSSESSION AND COMMENCEMENT DATE OF LEASE, made on this ___ day of _____________, 20__ (herein after referred to as the "*Certificate*"), between **SHADY GROVE DEVELOPMENT PARK IX L.L.L.P.**, a Maryland limited liability limited partnership (hereinafter referred to as "*Landlord*"), and **20/20 GENESYSTEMS, INC.**, a Delaware corporation, qualified to transact business and in good standing under the laws of the State of Maryland (hereinafter referred to as "*Tenant*").

RECITALS:

WHEREAS, Landlord and Tenant have entered into a Lease dated __________, 20__ (the "*Lease*"), for that certain portion of commercial office and lab space in the building known as **Building # 9 in the Shady Grove Development Park** (the "*Building*"), said demised premises having a street address of **15800-15810 Gaither Drive, Gaithersburg, Maryland 20877**, and deemed to consist of **5,511 rentable square feet** (hereinafter referred to as the "*Premises*" or the "*Demised Premises*"), as more particularly described in the Lease, a copy of which is incorporated herein by reference; and

WHEREAS, Landlord has Substantially Completed installation and construction of all required Landlord's Work in the Demised Premises as set forth in the Lease and **Exhibit "C"** attached thereto; and

WHEREAS, Landlord has delivered to Tenant possession of the Demised Premises and all leasehold improvements related thereto on ____________ , 20__ (hereinafter the "*Delivery of Possession Date*"), and the Demised Premises is ready for use and occupancy by Tenant for the purposes as described in the Lease; and

WHEREAS, Tenant hereby acknowledges that Landlord has Substantially Completed all of Landlord's Work in the Demised Premises and hereby accepts delivery of possession of the Demised Premises from Landlord on the Delivery of Possession Date set forth hereinabove for the purposes set forth in the Lease; and

WHEREAS, Tenant hereby acknowledges all of its covenants to pay Rent and all other amounts that become due and owing under the Lease, and to perform all of its other obligations, duties and agreements pursuant to the terms of the Lease commencing on the Delivery of Possession Date; and

WHEREAS, all words, terms and phrases not otherwise defined herein, whether or not capitalized herein, shall have the meanings given to them in the Lease, unless and except as otherwise expressly stated herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable

consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound do hereby covenant and agree to and with each other as follows:

1. ***COMMENCEMENT DATE.*** The actual Commencement Date of the Lease and Tenant's obligation to pay Rent and all other amounts or charges payable under the Lease shall begin on __________, 20__. *(If the Delivery of Possession Date is a date prior to the Commencement Date or on a date other than the 1st of the month, then Basic Monthly Rental and Tenant's Pro-Rata Share of Operating Expenses, Real Estate Taxes, and Insurance Premiums, payable as Additional Rent under the Lease, shall be pro-rated on a per diem basis from the Delivery of Possession Date through the end of the month in which Landlord delivers possession of the Premises to Tenant.)*

2. ***EXPIRATION DATE.*** The Expiration Date of the Initial Term of the Lease is ___________, 20__.

3. ***LEASE YEAR.*** The term "*Lease Year*" shall mean each period of twelve (12) full consecutive months during the Term hereof commencing on the Commencement Date.

4. ***BINDING EFFECT.*** This instrument is intended to clarify certain terms and provisions of the Lease and contains the entire agreement of the parties hereto concerning the subject matter hereof. The terms, covenants and conditions set forth herein shall become part of the Lease and shall be binding upon the parties and their personal representatives, successors and assigns. Except as expressly set forth herein, all of the terms, provisions and conditions of the Lease shall remain in full force and effect, unless otherwise modified in writing and signed by the parties hereto or their duly authorized officers, agents or representatives.

5. ***LEGAL AUTHORITY.*** Each of the individuals signing this Certificate on behalf of a party does hereby represent and warrant to the other party that he/she has the full right, power, capacity and authority to execute and deliver this Certificate as the binding and valid obligation of Landlord or Tenant, as the case may be, hereunder.

6. ***COUNTERPARTS.*** This Certificate may be executed in any number of counterparts each of which when so executed and delivered shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed, sealed and executed by its proper officers, agents or representatives and its seal to be affixed as of the date first above written.

LANDLORD:

Shady Grove Development Park IX L.L.L.P.,
a Maryland limited liability limited partnership

By: PNC Realty, Inc., a Maryland corporation, its Managing General Partner

By: ______________________________
Andrew S. Chod, Vice President

By: ______________________________
Bradley J. Chod, Vice President

TENANT:

20/20 GENESYSTEMS, INC.,
a Delaware corporation

By: ______________________________

Name: ______________________________

Title: ______________________________

EXHIBIT "E"

SPECIMEN LETTER OF CREDIT
IRREVOCABLE LETTER OF CREDIT NUMBER __________

Date: _______________

SHADY GROVE DEVELOPMENT PARK IX L.L.L.P. (*"Beneficiary"*)
c/o Minkoff Development Corporation
20457 Seneca Meadows Parkway
Germantown, Maryland 20876

Gentlemen:

We hereby establish our irrevocable credit in your favor, by order and for account of **20/20 GENESYSTEMS, INC.** ("*Tenant*"), a Delaware corporation, with offices located or to be located at **15800-15810 Gaither Drive, Gaithersburg, Maryland 20877**, in the maximum aggregate amount of **_________________________ Dollars ($_______) (U.S.)**, available by your draft(s) on us providing for payment at sight upon your presentation to us, in a total amount of up to the undrawn portion of said maximum aggregate amount, to be accompanied by a certificate of one of your general partners dated the date of presentation of said draft, stating that (i) you are entitled to receive payment of the amount of said draft pursuant to this Letter of Credit under the terms of that certain Lease Agreement dated _________, 20__, by and between you and **Tenant**, and (ii) said general partner or its agent has mailed to **Tenant**, an undated and unsigned, but otherwise identical, copy of said certificate prior to its delivery to us and in a manner reasonably calculated to be delivered to Tenant at least one (1) day prior to delivery to us, by certified or registered mail and otherwise in accordance with the terms of said Lease Agreement.

This Letter of Credit shall remain in force until the ___ day of _______, 20__ ***[expiration date of LOC to be the Lease Expiration Date, PLUS an additional ninety (90) days thereafter]***; and all drafts drawn hereunder must be presented for payment at our Main Office at _________________, on or before that date. This Letter of Credit shall (i) be transferable and assignable one or more times, at no charge to Beneficiary, which transfer or assignment shall be conditioned only upon execution of a reasonable and customary written document in connection therewith, whether or not the original account party of the Letter of Credit continues to be the tenant under the Lease by virtue of a change in name or structure, merger, assignment, transfer or otherwise, (ii) be for an initial term of at least one (1) year, and (iii) be renewable automatically, without need for any further written notice or amendment, for successive periods of at least one (1) year, unless Issuer gives written notice to Beneficiary at the address noted above (or such other address as Beneficiary may from time to time designate in writing) of its intention not to renew this Letter of Credit at least sixty (60) days prior to the then current expiration date hereof.

We are authorized to accept any statement furnished by you hereunder as binding and correct, without investigation or responsibility for the accuracy, veracity or conclusive

correctness or validity of same or any part thereof.

This credit is a notation credit, as defined in Section 5-108 of the Uniform Commercial Code. Therefore, this original credit must accompany any drafts drawn hereunder in order that the payments made might be endorsed hereon.

Drafts drawn under this credit must be marked: "Drawn under Irrevocable Letter of Credit Number ________, dated ____________, 20__." We hereby engage with you that drafts drawn and presented in compliance with the terms of this credit will be duly honored by us if presented at this office on or before the expiration date hereof (__________, 20__)) ***[expiration date of LOC to be the Lease Expiration Date, PLUS an additional ninety (90) days thereafter]*** .

Except so far as otherwise expressly stated, this credit is subject to the International Standby Practices for Documentary Credits 1998 (ISP 98), International Chamber of Commerce Publication No. 590.

ISSUER:

(NAME OF BANK)

By: ________________________
Office Held

EXHIBIT "F"

TENANT'S EXTERIOR SIGNAGE LOCATION


Approximate Signage
Location